      AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 2000
                                                   REGISTRATION NO. 333-________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                                2-INFINITY, INC.
           (Exact name of the registrant as specified in its charter)

              COLORADO                                4813                               58-2230297
   (State or other jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer Identification No.)
   incorporation or organization)          Classification Code Number)

                       4828 LOOP CENTRAL DRIVE, SUITE 150
                              HOUSTON, TEXAS 77081
                                 (713) 838-8853
          (Address, including zip code and telephone number, including area code, of the registrant's principal executive offices)

                    MAJED M. JALALI                                          WITH A COPY TO:
          CHIEF EXECUTIVE OFFICER & PRESIDENT                             RICHARD S. ROTH, ESQ.
           4828 LOOP CENTRAL DRIVE, SUITE 150                             JACKSON WALKER L.L.P.
                  HOUSTON, TEXAS 77081                              1100 LOUISIANA STREET, SUITE 4200
                     (713) 838-8853                                        HOUSTON, TEXAS 77002
   (Name, address, including zip code, and telephone                          (713) 752-4200
 number, including area code, of agent for service for
                    the registrant)

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BEEN DECLARED
                                   EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED            BE REGISTERED        PER SHARE(1)        OFFERING PRICE      REGISTRATION FEE
Common Stock, no par value, issuable upon
  conversion of the outstanding Series A
  Preferred Stock, no par value, of the
  Company(2).............................      28,518,316              $0.18            $5,133,296.88          $1,355.19
Common Stock, no par value, issuable upon
  the exercise of certain outstanding
  warrants issued August and September,
  2000 and expiring in August and
  September, 2005(2).....................        760,000               $0.18             $136,800.00            $36.12
    Total................................      29,278,316                               $5,270,096.88          $1,391.31

(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, solely for the purpose of calculating the registration fee, and is the average of the high and low prices reported on the OTC bulletin board for October 9, 2000.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the Registrant hereby registers such additional shares as may be issuable pursuant to certain anti-dilution provisions of any of the Series A Preferred Stock and the outstanding warrants.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED             , 2000
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

OCTOBER 13, 2000

                                2-INFINITY, INC.
                       29,278,316 SHARES OF COMMON STOCK

     ----------------------------------------------------------------------

    Shares of our common stock are quoted on the OTC bulletin board under the symbol "TWIC."

The selling shareholders are offering up to 29,278,316 shares of the common stock. 2-Infinity, Inc. will not receive any proceeds from the sale of the shares by the selling shareholders.

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2000. INFORMATION CONTAINED HEREIN IS
   SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO
       THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE
         ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR
      THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF
       THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR
         SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION
                UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

--------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3

Risk Factors................................................      6

Forward-looking Statements..................................     11

Use of Proceeds.............................................     11

Price Range of Common Stock and Dividend Policy.............     11

Corporate Information.......................................     12

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     12

Business....................................................     16

Management..................................................     22

Certain Transactions........................................     25

Principal Shareholders......................................     26

Description of Securities...................................     26

Plan of Distribution and Selling Shareholders...............     34

Changes in and Disagreements with Accountants on Accounting
  and Financial Disclosure..................................     35

Transfer Agent and Registrar................................     35

Legal Matters...............................................     35

Experts.....................................................     35

Where You Can Find More Information.........................     35

Index to Financial Information..............................    F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

    UNLESS THE CONTEXT OTHERWISE SUGGESTS, "WE," "OUR," "US," AND SIMILAR TERMS, AS WELL AS REFERENCES TO "2-INFINITY," ALL REFER TO 2-INFINITY, INC.

2-INFINITY

    2-Infinity, Inc. is an integrated communications provider offering voice and data solutions and services to small- to mid-sized businesses and enterprise branch locations. We are in the business of converging voice and data communications over the local area network and delivering broadband Internet access through our business-grade digital subscriber line, or DSL, service. Our business model incorporates elements of an Internet service provider, a value-added reseller, and competitive local exchange carrier.

CORPORATE INFORMATION

    2-Infinity's Internet's address is www.2-Infinity.com. Information contained in our Internet site does not constitute part of this prospectus. Our address is 4828 Loop Central Drive, Suite 150, Houston, Texas 77081, telephone number
(713) 838-8853, facsimile number (713) 838-8741, and e-mail
Investor@2-Infinity.com.

THE OFFERING

Common stock outstanding prior to
  the offering.....................  86,476,339 shares(1)

Common stock offered by the selling
  shareholders.....................  28,518,316 shares of common stock that are or may be issuable upon conversion of the outstanding shares of
                                     our Series A Preferred Stock(2); and

                                     760,000 shares of common stock that may be issuable
                                     upon exercise of outstanding warrants issued in August
                                     and September, 2000 and expiring in August and
                                     September 2005.

Use of proceeds....................  We will not receive any of the proceeds form the sale of the shares of common stock offered by the selling
                                     shareholders or upon conversion of any of the Series A
                                     Preferred Stock described herein. We may receive
                                     varying amounts upon exercise of the warrants. If all
                                     the warrants are exercised without the selling
                                     shareholders' exercising their cashless exercise
                                     rights, we will receive approximately $232,800 which we
                                     will use for general corporate purposes. Information
                                     concerning the selling shareholders may change from
                                     time to time and will be set forth in supplements to
                                     this prospectus.

Risk factors.......................  Investors in our common stock should have the ability to lose their entire investment since an investment in
                                     our common stock is speculative and involves a high
                                     degree of risk, including questioning our ability to
                                     continue as a going concern, our need to raise capital,
                                     and our history of losses and accumulated deficit.

Offering price.....................  The selling shareholders may sell all or part of the shares of common stock offered hereby from time to time
                                     in amounts and on terms to be determined at the time of
                                     sale.

Common Stock outstanding following
  the offering.....................  115,754,655 shares(3)

OTC bulletin board symbol..........  TWIC

------------------------------

(1) Includes shares of the common stock issued and outstanding as of October 13, 2000. Does not include shares which may be issued upon the conversion of the Series A Preferred Stock or shares which may be issued upon the exercise of outstanding options or warrants.

(2) On October 13, 2000, the outstanding shares of the Series A Preferred Stock were, in the aggregate, convertible into 14,258,158 shares of common stock based on an estimated average closing bid price of $0.18 on that date. Under the terms of the offering documents related to the Series A Preferred Stock, we are required to register twice that amount, or 28,518,316 shares, under the registration statement of which this prospectus is a part because the Series A Preferred Stock converts into shares of our common stock based on the average closing bid price of the common stock for the five day period immediately preceding conversion.

(3) Includes (i) 86,476,339 shares of the common stock issued and outstanding as of October 13, 2000, (ii) 28,518,316 shares which may be issued upon the conversion of 2-Infinity's Series A Preferred Stock and (ii) 760,000 shares which may be issued upon the exercise of outstanding warrants issued in August and September 2000.

SUMMARY FINANCIAL DATA

    You should read the summary financial and other data below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                SIX MONTHS ENDED               YEARS ENDED
                                                    JUNE 30,                  DECEMBER 31,
                                            -------------------------   -------------------------
                                               2000          1999          1999          1998
                                            -----------   -----------   -----------   -----------
                                            (UNAUDITED)   (UNAUDITED)
Statement of Operations Data:
Revenues, net.............................  $ 1,434,362   $   118,726   $   387,461   $   289,950
Other Income..............................        2,656           614        14,928         9,496
Total Revenue.............................    1,437,018       119,340       402,389       299,446
Loss from Operations......................   (3,104,806)   (2,741,763)   (8,017,649)     (345,089)
Net income (loss).........................      996,350    (3,332,857)  (12,585,341)     (341,084)
Net income (loss) per weighted share of
  Common Stock outstanding
  Basic...................................  $      0.02   $     (0.12)  $     (0.36)  $     (0.03)
  Diluted.................................  $      0.01   $     (0.12)  $     (0.36)  $     (0.03)
Number of weighted-average share of Common
  Stock outstanding
  Basic...................................   66,350,427    27,354,022    34,613,638    13,371,602
  Diluted.................................   70,829,689    27,354,022    34,613,638    13,371,602
Balance Sheet Data:
Current assets............................      632,920       284,725       165,322       156,917
Total assets..............................    1,291,981       433,351       242,319       211,227
Current liabilities.......................    1,033,945       787,555     8,712,013        92,775
Total liabilities.........................    1,033,945       787,555     8,712,013        92,775
Shareholders' equity (deficit)............      258,036      (354,204)   (8,469,694)      118,452
Working capital (deficit).................     (401,025)     (502,830)   (8,546,691)       64,142

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS. THAT THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES IS MORE FULLY DESCRIBED ON PAGE 11. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY

    We began in the oil and gas exploration business in 1995, and our Internet and technology subsidiaries have been in operation since early 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

WE HAVE A HISTORY OF LOSSES

    We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR
  SECURITIES HIGHLY RISKY

    Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. Our financial statements also include an accumulated deficit of $13,146,312 as of June 30, 2000 and other indications of weakness in our present financial position. We are consequently deemed by state securities regulators to presently be in unsound financial condition. No person should purchase shares of our common stock unless they can afford to lose their entire investment.

NEED FOR ADDITIONAL FINANCING

    At June 30, 2000 we had cash and cash equivalents of approximately $242,604 and a negative working capital of approximately $401,025, and we are dependent upon the receipt of additional financing in order to continue as a viable entity. We will not be able to continue operations without additional financing. The receipt of any additional net proceeds will be applied to our working capital needs and outstanding obligations. We cannot assure you that additional financing will be available when needed on acceptable terms, if at all.

OUR BUSINESS DEPENDS ON A FEW KEY INDIVIDUALS AND MAY BE NEGATIVELY AFFECTED IF
  WE ARE UNABLE TO KEEP OUR KEY PERSONNEL

    Our future success depends in large part on the skills, experience and efforts of our key management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Majed M. Jalali and Patrick Cody Morgan, our chief executive officer/president and chief operating officer/ secretary, respectively. We do not currently maintain a policy of key man life insurance on any of our employees or management team.

OUR BUSINESS PLAN REQUIRES ADDITIONAL PERSONNEL AND MAY BE NEGATIVELY AFFECTED
  IF WE ARE UNABLE TO HIRE AND RETAIN NEW SKILLED PERSONNEL

    Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could hurt our business, operating results and financial condition.

    WE MAY NEED TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK IN THE FUTURE TO OBTAIN NECESSARY CAPITAL.

    In order to raise necessary capital in the future, we may issue additional shares of our common stock to the general public. Should we issue any additional shares, no investor will have any preemptive right to acquire additional shares of our common stock or any other securities of 2-Infinity. Therefore, as a result of the issuance of additional shares, each investor's ownership interest in 2-Infinity would be proportionally reduced.

WE MAY NOT HAVE SUFFICIENT CUSTOMER INTEREST IN OUR INTERNET BUSINESSES TO BE
  PROFITABLE

    If the markets for the services offered by our technology subsidiaries do not grow at a significant rate, our business, operating results and financial condition will be negatively affected. Our Internet related services are a relatively new concept. Future demand for recently introduced technologies is highly uncertain, and therefore we cannot guaranty that our business will grow as we expect.

OUR INTERNET BUSINESSES ARE IN HIGHLY COMPETITIVE INDUSTRIES, AND THUS THERE MAY
  NOT BE ENOUGH DEMAND FOR OUR PRODUCTS OR SERVICES FOR US TO MAKE MONEY

    There are numerous competitors offering the same services offered by our technology subsidiaries. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share.

REVENUES FROM OUR INTERNET BUSINESSES WILL BE LESS LIKELY TO DEVELOP IF THE
  INTERNET DOES NOT REMAIN A VIABLE COMMERCIAL MARKETPLACE

    Our ability to generate revenues is substantially dependent upon continued growth in the use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. The necessary infrastructure or complementary products may not be fully developed or the Internet may not prove to be a viable commercial marketplace. As the Internet continues to experience significant growth in the level of use and the number of users, the infrastructure may be unable to support the demands placed upon it by further growth. In addition, delays in the development or adoption of new standards or protocols required to handle levels of Internet activity, or increased governmental regulation, may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, our business, operating results and financial condition would be negatively affected.

WE MAY INCUR A LOSS OF REVENUES AND SIGNIFICANT COSTS IF WE CANNOT MAINTAIN THE
  SECURITY OF OUR INTERNET PRODUCTS AND SERVICES

    Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. It is possible that advances in computer capabilities, new discoveries in the field of cryptography or other developments will result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.

    Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. The inability of our security measures to prevent security breaches would have a material adverse effect on our business.

IF GOVERNMENTAL REGULATIONS CHANGE, WE MAY INCUR SUBSTANTIAL INCREASED EXPENSES

    Our oil and gas business is subject to a number of federal, state and local laws and regulations relating to environmental and safety matters. Those laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with such requirements and their effect on us. Additionally, in accordance with customary industry practice, we are not fully insured against all risks incident to our oil and gas operations. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence could exceed insurance coverage or policy limits. Those potential liabilities could have a materially adverse effect on our operations and profitability.

OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER CONSENT AND
  DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING SHAREHOLDERS

    Our articles of incorporation provide that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

FLUCTUATING CONVERSION PRICE OF OUR SERIES A PREFERRED STOCK

    We have issued shares of Series A Preferred Stock that are convertible into shares of common stock. The shares of Series A Preferred Stock feature fluctuating conversion prices, set as a percentage of the market price of our common stock, and the existence of those shares could have a negative impact on the market price of our common stock. The conversion price of the Series A Preferred Stock is the lesser of $0.50 per share or 75% of the market price of our common stock. The lower the price of the common stock at the time of conversion, the more shares a holder of Series A Preferred Stock receives upon conversion; the higher the price of the common stock at the time of conversion, the fewer shares a holder receives upon conversion. As of October 13, 2000, 1,900 shares of the Series A Preferred Stock were outstanding.

    As of October 13, 2000, we had not issued any shares of common stock due to conversion of the Series A Preferred Stock. We would have issued, approximately, 14,258,158 shares of common stock had conversion notices for all shares of the outstanding Series A Preferred Stock been received as of that date. In connection with the sale of the Series A Preferred Stock, we issued five-year warrants to purchase 760,000 shares of common stock at an average exercise price of $0.31 per share.

POTENTIAL DILUTION

    Conversion of shares of the Series A Preferred Stock could have a substantially dilutive effect on the interests of current holders of our common stock. The issuance of common stock upon conversion of the Series A Preferred Stock will have a dilutive effect on the interests of other holders of the common stock. Depending on the amount of Series A Preferred Stock converted, any downward movement of the price of our common stock, and the prices at which holders of the Series A Preferred Stock convert and the number of shares issued, the dilutive effect on existing holders of our common stock could be substantial.

    Conversions of the Series A Preferred Stock and sales of common stock issued upon conversion could lower the price of the common stock due to the additional supply of shares in the public marketplace. Subsequent conversions and sales, putting additional shares of the common stock into the market, could lower the price further. Any decrease in the price of the common stock could attract the attention of investors, including holders of Series A Preferred Stock, and encourage short sales of the common stock. Short sales could place additional downward pressure on the price of the common stock.

DEFAULT ON OBLIGATIONS TO REGISTER SHARES OF COMMON STOCK

    All common stock issuable upon the conversion of any portion of the Series A Preferred Stock is "restricted" stock, meaning that it is not registered under the Securities Act or 1933, as amended, and cannot be sold except pursuant to an exemption. Accordingly, the applicable transaction documents obligate us to register such common stock for the purpose of permitting the holders to sell the common stock on the open markets at a time of their choosing.

    If the registration statement of which this prospectus is a part is not declared effective prior to February 14, 2001 or sales cannot be made pursuant to the registration statement once it becomes effective, we will be in default of our registration obligations. In either case, the conversion price of the Series A Preferred Stock will decrease incrementally for each month the registration statement is not declared effective and/or sales cannot be made pursuant to the effective registration statement. Any decrease in the conversion price will increase the number of shares of common stock issuable upon the conversion of the Series A Preferred Stock.

    Additionally, if effectiveness of the registration statement is delayed by more than 2 months or sales cannot be made pursuant to the effective registration statement for a period of more than sixty days, the holders of two-thirds of the issued Series A Preferred Stock may elect to require 2-Infinity to redeem all of the issued Series A Preferred Stock for cash. Any redemption of the Series A Preferred Stock in this situation may deprive 2-Infinity of cash necessary for the continuation of its general operations.

POSSIBLE EFFECTS OF THE SERIES A PREFERRED STOCK

    The existence of the Series A Preferred Stock may discourage attempts to acquire 2-Infinity. In response to information regarding a possible acquisition attempt, holders of the Series A Preferred Stock could elect to convert any or all of their holdings into common stock, thus raising the amount of common stock an acquirer must acquire to gain control of 2-Infinity.

    2-Infinity is required to provide notice to the holders of the Series A Preferred Stock at least 10 days prior to the sale of all or substantially all of its assets or the consummation of any merger in which 2-Infinity is not the surviving entity. After receiving the notice, the holders of two-thirds of the issued Series A Preferred Stock may elect to require 2-Infinity to redeem all of the issued Series A Preferred Stock for cash. The forced redemption of the Series A Preferred Stock may deprive 2-Infinity of cash necessary for the completion of the transaction or for the continuation of its general operations. If the holders of the Series A Preferred Stock do not elect to redeem their shares, they will receive the merger consideration, if any, that would have been receivable by them had they converted the Series A Preferred Stock to common stock immediately prior to the applicable transaction.

YOU MAY NOT BE ABLE TO SELL YOUR STOCK, OR MAY BE FORCED TO SELL AT REDUCED
  PRICES, BECAUSE THE MARKET FOR OUR COMMON STOCK IS VERY VOLATILE

    Our common stock is presently quoted on the OTC bulletin board. The market price of the shares of our common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

YOU MAY NOT BE ABLE TO SELL YOUR SHARES BECAUSE OF THE PENNY-STOCK RULES

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has

    - net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years.

    - net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

    - average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.

    Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

WE NEED TO MAINTAIN A CURRENT PROSPECTUS

    We must maintain a current prospectus in order for the selling shareholders to sell the shares of our common stock to which this prospectus relates. In the event that we are unable to maintain a current prospectus due to lack of sufficient financial resources or for other reasons, the selling shareholders may be unable to resell their shares of our common stock in any public market.

    Due to the foregoing factors, we cannot predict with certainty our quarterly revenues and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance. It is likely that in one or more future quarters our results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock would likely decline.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

    2-Infinity will not receive any proceeds for the sale of the common stock by the selling shareholders. We may receive varying amounts upon exercise of the warrants related to the issuance of the Series A Preferred Stock. However, all of the warrants contain provisions allowing for cashless exercise by the holder, which, if exercised, would result in no proceeds to 2-Infinity. If all the warrants are exercised without the selling shareholders' exercising their cashless exercise rights, we would receive approximately $232,800, which we will use for general corporate purposes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    As of the date of this prospectus, our common stock is quoted on the OTC bulletin board under the symbol "TWIC."

    The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general or in the software and other technology industries; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing shareholders.

    The range of the high and low bid information for the common stock for each full quarterly period within the two most recent fiscal years is shown on the following table.

                                      SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,
QUARTER ENDED                           2000        2000       2000       1999       1999        1999       1999       1998
-------------                         ---------   --------   --------   --------   ---------   --------   --------   --------
High Bid Price......................    $0.51      $1.40      $2.55      $0.18       $0.34      $0.52      $0.15      $0.24
Low Bid Price.......................    $0.18      $0.34      $0.09      $0.09       $0.14      $0.06      $0.07      $0.02

    The OTC bulletin board quotations represent inter-dealer prices, without retail mark-ups, mark-downs, or commissions. The quotations may not represent actual transactions.

    From time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our performance. Recently, such volatility has particularly impacted the stock prices of publicly-traded technology companies. In the past, securities class action litigation has been initiated against companies following periods of volatility in the market price of the companies' securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

    As of October 13, 2000, there were 86,476,339 shares of our common stock issued and outstanding, held of record and beneficially owned by approximately 12,000 persons.

    We have not paid or declared any dividends with respect to our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and such other facts as we may deem appropriate. Additionally, the terms of our outstanding shares of Series A Preferred Stock restrict our ability to declare dividends on our common stock.

                             CORPORATE INFORMATION

    Our Internet address is www.2-Infinity.com. Information contained in our Internet site does not constitute part of this prospectus. Our address is 4828 Loop Central Drive, Suite 150, Houston, Texas 77081, telephone number
(713) 838-8853, facsimile number (713) 838-8741, and e-mail
Investor@2-Infinity.com.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Since inception in November 1995 through May 1999, 2-Infinity devoted substantially all of its efforts to invest with joint partners in oil and gas exploration projects. However, as a result of minimal revenue and continued losses from these ventures, 2-Infinity decided to diversify into emerging areas within the technology sector. In January 2000, new board members and senior management were appointed to oversee operations and raise additional capital through private placements. The new management adopted new strategies for 2-Infinity and developed a plan of action, which included:

    - Raising additional capital through private placements to cover costs associated with building the necessary operational infrastructure and a service and support platform to execute our business plan.

    - Forming strategic and technical alliances with leading manufacturers and facilities-based network providers in order to expand the development of our products and services.

    - Implementing an aggressive customer acquisition effort in our target market, consisting of a direct sales force approach and a comprehensive marketing program and public relations campaign.

    - Approving a plan to dispose of all remaining assets relating to the oil and gas exploration projects and, where necessary, to plug and abandon all other non-producing wells that could not be sold.

    Management believes the completion of its plans will produce increased revenues and cash flows.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 2000. Revenues for the six months ended June 30, 2000 increased $1,315,636, or 1,108%, to $1,434,362 from $118,726 reported for the six months ended June 30, 1999. The increase was due to the acquisition of our subsidiary, Maximum Return & Development, Inc., as well as sales of commercial voice and data products and services.

    Cost of sales for the six months ended June 30, 2000 increased $1,046,352, or 1,179%, to $1,135,094 from $88,742 reported for the six months ended
June 30, 1999. The increase was due to the acquisition of Maximum Return, as well as the cost of the commercial voice and data products sold by the Company.

    Amortization expense for the six months ended June 30, 2000 decreased $1,657,240, or 77%, to $503,200 from $2,160,440 reported for the six months ended June 30, 1999. The decrease represented the difference between the goodwill written off in 1999 relating to the acquisitions of our subsidiaries 2-Infinity.com, Inc., a Texas corporation, referred to in this prospectus as 2-Infinity-Texas, and Voice Design, Inc., which later changed its name to AirNexus, Inc., and the goodwill written-off in 2000 relating to the acquisition of our subsidiary, AGM, Inc. The goodwill was determined to be impaired because the carrying amount of the assets acquired may not be recoverable. The total goodwill was amortized because of the impairment.

    Loss from oil and gas activities for the six months ended June 30, 2000 decreased $96,024, or 41%, to $139,467 from $235,491 in the six months ended June 30, 1999. The decrease was due to our focus on technology and the decision to discontinue our oil and gas activities. Costs included management and consulting fees to our former officers.

    General and administrative expenses for the six months ended June 30, 2000 increased $2,368,315, or 640%, to $2,738,587 from $370,271 reported for the six months ended June 30, 1999. The increase was due to the acquisitions of 2-Infinity-Texas, AirNexus, AGM, and Maximum Return, as well as the general growth of the company.

    Other expense for the six months ended June 30, 2000 was $40,804. For the same period in 1999, 2-Infinity had other income of $614. The increase was primarily due to interest expense and estimated loss on the disposal of oil and gas assets.

    Net income for the six months ended June 30, 2000 was $996,350. For the same period in 1999, 2-Infinity had a net loss of $3,332,857. The increase in reported income was due to a one-time adjustment related to the cancellation of stock awarded to employees, officers, and directors. The net loss from operations for the six months ended June 30, 2000 was $3,104,806. The net loss before the cancellation of stock was the result of the ongoing growth strategy of the company, including the recruitment of key personnel and investment in operational infrastructure.

    FISCAL 1999-1998. Revenues for the year ended December 31, 1999 increased $97,511, or 34%, to $387,461 from $289,950 reported for the year ended
December 31, 1998. The increase was primarily due to the acquisition of AirNexus as well as the sales of commercial voice and data products and services offset by a decrease in revenues from 1998 to 1999 by Maximum Return.

    Cost of Sales for the year ended December 31, 1999 increased $82,872, or 51%, to $247,968 from $165,096 reported for the year ended December 31, 1998. The increase was due to the acquisition of AirNexus as well as the cost of the commercial voice and data products offset by a decrease in cost of sales from 1998 to 1999 by Maximum Return.

    Amortization expense for the year ended December 31, 1999 increased $2,172,528 from no amortization expense reported for the year ended
December 31, 1998. The increase was due to the write-off of goodwill associated with the 2-Infinity-Texas and AirNexus acquisitions, which was determined to be impaired because of the circumstances that existed indicating the carrying amount of those assets would not be recoverable. The total goodwill was amortized because of the impairment.

    Loss from oil and gas activities for the year ended December 31, 1999 increased $4,908,961, or 1,398%, to $5,260,100 from $351,139 reported for the year ended December 31, 1998. The increase was primarily due to $4,107,638 of additional compensation and stock issued to former officers for services performed in 1999 and $547,959 of additional legal, consulting and professional fees to complete convertible debt and equity financings and oil and gas related transactions in 1999.

    General and administrative expenses for the year ended December 31, 1999, increased $599,609, or 543%, to $710,064 from $110,455 in the year ended December 31, 1998. The increase was primarily due to the additional general and administrative expense as a result of acquiring 2-Infinity-Texas, AirNexus and Maximum Return.

    Interest Expense for the year ended December 31, 1999 increased $431,649, or 7,861%, to $437,140 from $5,491 in the year ended December 31, 1998. The increase was primarily due to the additional interest of $404,500 recorded as a result of the settlement with the holders of $750,000 aggregate principal amount of 8% convertible debentures completed in January, 2000. The Company completed a settlement with the debenture holders, canceling all previous agreements in exchange for 1,500,000 shares of our common stock and $324,750 aggregate principal amount of 8% convertible debentures which were exercisable at 50% of the fair market value of our common stock on the date of exercise. The debentures were subsequently converted into 3,392,857 shares of common stock. Total proceeds to the Company, net of the original $40,000 fee, was $460,000 relating to the transaction. We recorded the transaction as if the settlement occurred prior to December 31, 1999. A charge to interest expense in the amount of $404,500 has been recorded at December 31, 1999 relating to the transaction. The convertible debentures of $500,000 and accrued interest of $419,500 were recorded as equity at June 30, 2000 as a result of the conversion to common stock.

    Net loss for the year ended December 31, 1999 increased by $12,244,257, or 3,590%, to $12,585,341 from $341,084 for the year ended December 31, 1998. The net loss in 1999 includes the compensation expense of $4,141,960 relating to stock awards to current officers and employees for services performed in 1999. The stock awards were valued at fair market value in April 2000 on the date the board was authorized to grant the shares, which was $1.156. In August 2000, as a result of the volatility in the stock price, with the current market price valued materially below the valuation determined for payroll taxes, the employees and directors cancelled the stock compensation agreements with 2-Infinity and cancelled and returned all shares. 2-Infinity has no further obligation to the employees. We expect to incur additional losses until our revised business strategy results in sufficient revenues to offset operating expenses and infrastructure costs.

LIQUIDITY AND CAPITAL RESOURCES

    In the six months ended June 30, 2000, 2-Infinity raised $2,292,500 in private placement transactions. In addition, we raised $146,500 from the exercise of warrants to acquire common stock. 2-Infinity's operating loss for the fiscal six months ended June 30, 2000 was $3,113,665.

    2-Infinity raised $1,187,500 from notes payable and the sale of convertible debentures during the year ended December 31, 1999. In addition, we raised $330,000 in private placements of our common stock to accredited investors, $175,630 from the exercise of warrants to acquire common stock, and $100,000 from the issuance of options to purchase common stock. 2-Infinity's operating loss for the fiscal year ended December 31, 1999 was $8,017,649.

    We expect to incur additional losses until our revised business strategy results in sufficient revenues to offset operating expenses and infrastructure costs. We believe that this strategy, while initially requiring additional cash outlays, will result in increased revenues and future profitability. We expect our existing operations to continue to result in negative cash flow and working capital deficiencies that will require 2-Infinity to continue to obtain additional capital. The necessary financing may be unavailable to 2-Infinity or, if available, may not be on satisfactory or favorable terms. It is possible that additional equity financing will be highly dilutive to existing shareholders.

ISSUANCE OF OUR SERIES A PREFERRED STOCK AND RELATED WARRANTS

    On August 14, 2000, 2-Infinity entered into a Placement Agency Agreement with J.P. Carey Securities, Inc., whereby J.P. Carey agreed to act as our placement agent in selling, on a best efforts basis, 3,000 shares of our Series A Preferred Stock and warrants to acquire 600,000 shares of our common stock for $3,000,000. Under the terms of the Placement Agency Agreement, J.P. Carey is entitled to a commission equal to 10% of the gross proceeds raised in the offering. Additionally, J.P. Carey is entitled to receive warrants to purchase 200,000 shares of our common stock for every $1,000,000 raised. The warrants issued to J.P. Carey are exercisable for five years from the date of issuance and include provisions for cashless exercise.

    Concurrently with the execution of the Placement Agency Agreement, 2-Infinity executed a Securities Purchase Agreement related to the Placement Agency Agreement with J.P. Carey. Under the terms of the Securities Purchase Agreement, accredited investors receive 10 shares of our Series A Preferred Stock and warrants to acquire 2,000 shares of our common stock for each $10,000 invested in 2-Infinity. The warrants issued to the accredited investors are exercisable for five years from the date of issuance and include provisions for cashless exercise. The shares of our common stock issuable upon exercise of the warrants and conversion of the Series A Preferred Stock have certain registration rights.

    As of October 13, 2000, 2-Infinity had sold 1,900 shares of our Series A Preferred Stock and issued warrants to acquire 380,000 shares of our common stock to accredited investors. As of that date, we have paid J.P. Carey $190,000 in cash commissions and issued J.P. Carey warrants to acquire 380,000 shares of our common stock. The exercise price of the warrants issued to the accredited investors and J.P. Carey range from $0.22 to $0.37, with an average exercise price of $0.31.

    The shares of our common stock which may be issued upon the conversion of our Series A Preferred Stock and the exercise of the warrants related to the issuance of the Series A Preferred Stock, including those issued to J.P. Carey, are being registered under the Securities Act of 1933 by means of the registration statement of which this prospectus is a part. A complete description of the rights and preferences of our Series A Preferred Stock and the related warrants issued in connection with the issuance of the Series A Preferred Stock is contained in this prospectus under the heading "Description of Securities."

                                    BUSINESS

OVERVIEW

    2-Infinity, Inc. is an integrated communications provider offering voice and data solutions and services to small- to mid-sized businesses and enterprise branch locations. We are in the business of converging voice and data communications over the local area network and delivering broadband Internet access through our business-grade DSL service. Our business model incorporates elements of an Internet service provider, a value-added reseller, and competitive local exchange carrier.

HISTORICAL BUSINESS AND EVOLUTION OF OUR BUSINESS STRATEGY

    On November 14, 1995, Lakota Energy, Inc. was formed for the purpose of engaging in oil and gas exploration and operations. On November 6, 1996, Lakota Energy was merged with and into Chancellor Trading Group, Inc. As part of the merger agreement, Chancellor issued 9,187,500 shares of its common stock to the shareholders of Lakota Energy in exchange for 4,593,750 shares of Lakota Energy's common stock. An additional 118,000 shares of Chancellor's common stock were issued to third parties who assisted in closing the transaction. Chancellor was a publicly traded corporation and had no significant operations prior to the merger with Lakota Energy. As a result of the merger, Chancellor's name changed to Lakota Energy, Inc.

    Historically, the strategic plan of Lakota Energy was to participate in oil and gas exploration projects that have been developed by other successful, well-financed companies. Lakota Energy focused on projects primarily in Texas and Louisiana, where its consultants had specific geological expertise. However, as a result of continued losses from these ventures, Lakota Energy decided to diversify into emerging areas of the technology sector.

    On May 28, 1999, Lakota Energy acquired all of the outstanding capital stock of 2-Infinity-Texas. As consideration for the acquisition, Lakota Energy issued 3,000,000 shares of its common stock to Majed M. Jalali, the sole shareholder of 2-Infinity-Texas. At the time of the acquisition, 2-Infinity-Texas focused on providing digital subscriber line services, more commonly referred to as DSL, to residential multi-dwelling unit customers such as hotels and apartment complexes. The acquisition of 2-Infinity-Texas reinforced Lakota Energy's desire to diversify into the technology and Internet markets.

    On June 8, 1999, Lakota Energy acquired all of the outstanding capital stock of AirNexus. As consideration for the acquisition, Lakota Energy issued 3,000,000 shares of its common stock and $60,000 cash to the three owners of AirNexus, two of whom were Patrick Cody Morgan and his spouse. The acquisition of AirNexus, a provider of LAN-based business telephony solutions, furthered the business strategy to enter the technology sector.

    On June 9, 1999, Lakota Energy organized a wholly owned Texas corporation named Lakota Oil and Gas, Inc. Subsequently, on June 14, 1999, Lakota Energy transferred its interest in two oil exploration projects, which constituted all of Lakota Energy's oil and gas related assets at the time, to Lakota Oil. The purpose of forming Lakota Oil was to organize Lakota Energy's oil and gas related business into one operating subsidiary, separate and distinct from the other operating subsidiaries, in order to more accurately reflect our diversified operations.

    On August 4, 1999, Lakota Energy changed its name to Lakota
Technologies, Inc. to promote its new diversified strategy with both the oil and gas and technology sectors.

    On January 18, 2000, Lakota Technologies entered into an agreement with the shareholders of AGM, pursuant to which Lakota Technologies issued 2,200,000 shares of its common stock to acquire all the outstanding capital stock of AGM. Lakota Technologies acquired AGM in order to become a reporting company under the Securities Act of 1934. As part of the acquisition, Lakota Technologies elected to have successor issuer status under Rule 12g-3 of that Act.

    On January 27, 2000, 2-Infinity-Texas and AirNexus merged, with 2-Infinity-Texas surviving the merger. The merger began the reformation of Lakota Technologies business strategy to consolidate its DSL and LAN-based telephony offerings into a cohesive service package. Following that merger, Lakota Technologies hired a new management team and gained a direct sales force to market both its DSL services and the LAN-based telephony solutions. As of October 2000, 2-Infinity-Texas had approximately 150 business customers.

    On April 18, 2000, the Company approved a plan to dispose of all remaining assets relating to the oil and gas exploration projects and, where necessary, to plug and abandon all other non-producing wells that could not be sold.

    On May 8, 2000, Lakota Technologies changed its name to
2-Infinity.com, Inc. to further distinguish its emphasis on the technology sector.

    On June 28, 2000, 2-Infinity.com acquired all of the outstanding common stock of Maximum Return, a network hardware and service provider. The acquisition of Maximum Return provided 2-Infinity.com with an additional set of products and services to offer its existing customers as well as a new base of enterprise customers. As consideration for the acquisition, 2-Infinity.com issued 900,000 shares of its common stock to the owners of Maximum Return, of which 200,000 shares were placed in escrow. Under the terms of the escrow agreement, if Maximum Return's net assets were not equal to or greater than $47,500 as of May 31, 2000, 2-Infinity.com is entitled to the return of the number of escrowed shares equal to two multiplied by the difference between the net asset amount and $50,000. On August 31, 2000, we made a claim for the return of all of the escrowed shares because, based on the information developed to date, Maximum Return's net assets as of May 31, 2000 were less than $47,500. The previous owners of Maximum Return have submitted a timely response to our claim and the escrowed shares will continue to be held by the escrow agent pending a resolution of the issue.

    On August 31, 2000, 2-Infinity.com, Inc. changed its name to
2-Infinity, Inc. in order to eliminate public assumptions that it employed an internet-based business model such as that of an online retailer or e-commerce exchange.

INDUSTRY OVERVIEW

    The telecom industry is undergoing important changes as convergence and broadband technologies enable the integration of voice, data, and video services over a single, high-bandwidth network infrastructure. These industry changes include the entry of new and vigorous competition, increased choice and bargaining power for buyers, and the alignment of manufacturers and service providers to develop next generation networks based on alternative communications media including copper wire, wireless, coaxial cable, and fiber optics.

    2-Infinity is actively involved within both the convergence and broadband sectors of the telecom industry. Within the convergence sector, manufacturers such as 3Com, Nortel, Cisco, and Lucent are leading the way in developing solutions that enable businesses to integrate voice and data traffic over the local area network. Sales of convergence technologies, such as LAN-based telephony solutions, are expected to grow considerably over the coming years as an increasing number of businesses become familiar with the enhanced set of communication features and significant opportunities for cost savings inherent in managing an integrated communications infrastructure. As a value-added reseller and solution provider of convergence technologies manufactured by 3Com and Nortel, 2-Infinity's role within this industry segment involves customer acquisition and retention through conducting direct sales efforts and providing ongoing service and support.

    2-Infinity's participation in the broadband sector of the telecom industry is through its sales and marketing of high-speed Internet access through its business-grade DSL services. While the market for DSL services is still in its infancy, industry analysts project the number of DSL lines in service within the US to reach 2.1 million in 2001 and 9.6 million in 2003. 2-Infinity believes the demand for DSL services by business customers will increase dramatically over the next few years as the need for high-speed Internet access and wide area networking continues to grow due to the proliferation of commercial multimedia and e-commerce applications such as telecommuting, video conferencing, and online storefronts.

OUR MARKETS

    2-Infinity's primary market is small- to mid-sized businesses and enterprise branch locations within Houston, Texas. We plan to enter additional markets within Texas, such as Dallas and Austin, in the early part of 2001. The Small Business Administration estimates that there are roughly 370,000 businesses within Texas with less than 500 employees, of which approximately 74,000 are within the Houston metropolitan area. Our target customer segment is a business site with between 20 to 100 employees, and where a local area network either already exists or is planned to be installed.

COMPETITION

    The industry and markets in which we operate are highly competitive and we believe that competition is increasing. We may not be able to compete in those markets effectively, especially against established competitors with a greater market presence and more substantial financial resources.

    The nature of competition in our current markets varies depending upon both the type of business customer being targeted and the type of solution or service being offered, namely convergence or broadband. While our competition in offering convergence solutions to small to mid-sized businesses is typically either a regional PBX provider or local interconnect, we often face direct competition from manufacturers of alternative technologies when it comes to larger enterprise clients. 2-Infinity has experienced a degree of success against manufacturers in soliciting enterprise clients due to offering a complete solution including high quality technical support and customer service.

    While the intensity of competition in the broadband sector is noticeably greater than many other sectors of the telecom industry, there has been a limited effect on providers thus far due to a robust demand for such services. 2-Infinity not only competes against alternative broadband technologies such as wireless providers, or in some special cases, fiber optic providers, but we also face an abundance of competition from other DSL providers.

    Competing DSL providers may be categorized as either facilities-based or non-facilities-based. Facilities-based providers are typically either incumbent local exchange carriers, such as Southwestern Bell Corporation, or data competitive local exchange carriers, most notably Covad, Northpoint, and Rhythms. While facilities-based providers have installed the actual DSL multiplexing equipment in central offices to service customers in surrounding areas, we do not face direct competition from such providers since they rarely interact directly with the end user and most often wholesale their services to the second category of our competition, the Internet service providers.

    Most competing Internet service providers previously offered dial-up Internet access and are accustomed to acquiring residential customers. However, the proliferation of such providers has introduced a degree of downward price pressures within the broadband sector. Since 2-infinity's target customer is the business customer, our main competition within the broadband sector is a small but growing group of Internet service providers that are focusing on business-grade DSL services. While there is relatively less price-based competition in this market segment, we do anticipate decreasing margins as competing providers being to include additional services and features within their primary offerings at increasingly discounted levels.

GOVERNMENT REGULATIONS

    INTERNET ACCESS AND VOICE AND DATA PRODUCT SECTOR. From a regulatory perspective, 2-Infinity is at the same time an Internet service provider, a value-added reseller, and a competitive local exchange carrier. As an Internet service provider, we are not currently subject to direct regulation by the Federal Communications Commission. Nevertheless, Internet-related regulatory policies are continuing to develop and vigorous public debates regarding the cost and benefits of regulating the Internet have emerged in federal, state and local legislative, executive an regulatory agency forums. It is possible that we could be exposed to regulation in the future. For example, the FCC has stated it's intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC recently initiated a Notice of Inquiry to examine this issue. The FCC is also considering whether such Internet-based telephone service should be subject to universal service support obligations, or pay carrier access charges on the same basis as traditional telecommunications companies.

    A decision by congress or the FCC to regulate Internet telephony or Internet access services may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, any of which could cause our revenues to decrease.

    We also face government regulation regarding the content and communications provided by third parties and carried over, or hosted on, our facilities. For instance, we are obligated to comply with the requirements of the Digital Millennium Copyright Act concerning responses to claims of copyright infringement. We also are required to comply with state and federal privacy requirements, including the Electronics Communications Privacy Act, which imposes limitations on the interception, disclosure and use of communications transmitted over and stored on our facilities. Additionally, the Children's Online Privacy Protection Act, and the Federal Trade Commission rules implementing that statute, requires us to safeguard personal information that we know to be transmitted to our web site by children under age 13.

    We also are subject to federal and state laws that regulate the advertising and sale of certain products and services over the Internet. In addition to existing statutes of this kind, such as state statutes that prohibit advertising of gambling, a number of bills are pending in the Congress and state legislatures that would prohibit or regulate particular marketing practices, such as the transmission of unsolicited commercial email, or the advertisement or sale of certain goods or services.

    While 2-Infinity does not currently operate in the capacity of a competitive local exchange carrier, we do plan to offer voice services such as local and long distance services in the future. As a result, our future business will be affected by FCC regulation of telecommunications, most notably through the Telecommunications Act of 1996. In August 2000, 2-Infinity received approval from the Texas Public Utilities Commission to transfer a previously acquired CLEC license to 2-Infinity.

    OIL AND GAS EXPLORATION SECTOR. The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members. Some of those rules and regulations carry substantial penalties for failure to comply. Because these laws and regulations are frequently amended, reinterpreted or expanded, we are unable to predict the future cost or impact of complying with these laws and regulations.

    The production of oil and gas in Texas is regulated by The Texas Railroad Commission, and in Louisiana, by The Louisiana Department of Natural Resources. Both agencies have enacted several levels of regulations governing various actions in the oil and gas industry, including requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilling and the plugging and abandonment of wells.

    Our oil and gas operations are subject to extensive federal, state and local laws and regulations dealing with environmental protection, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, also known as "Superfund," and similar state statutes. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, or criminal penalties.

    Our onshore operations are subject to numerous laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations, among other things, may: impose absolute liability on the lessee under a lease for the cost of clean-up of pollution resulting from a lessee's operations; subject the lessee to liability for pollution damages; require suspension or cessation of operations in affected areas; and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the remediation and clean-up costs and for damages to natural resources.

    Our oil and gas operations are also subject to the Clean Water Act and the Clean Air Act and comparable state statutes. Our operations may generate or transport both hazardous and nonhazardous solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act and comparable state laws and regulations. In addition, we currently own or lease, and have in the past owned or leased, properties that have been used for oil and gas operations for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. Many of these properties have been operated by third parties whose operations were not under our control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws, and we could be required to remove or remediate previously disposed wastes or property contamination or perform remedial plugging operations to prevent future contamination.

EMPLOYEES

    As of September 30, 2000, we had 64 full-time employees. None of our employees are covered by a collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

    2-Infinity's principal executive offices are located at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081, which is occupied under a lease ending October 31, 2007. The current rent for the executive offices is $18,318 per month. At the end of the term, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

    Due to the acquisition of AirNexus, 2-Infinity is also responsible for the rental payments related to office space located at 333 N. Sam Houston Parkway East, Suite 870, Houston, Texas 77060. The current monthly rental under the lease, which expires on October 1, 2004, is $5,492. 2-Infinity has currently subleased the space to LynkTel, Inc. through May 2002 for the monthly rental required under the lease.

    2-Infinity is also party to a lease for office space located at 2849 Paces Ferry Road, Atlanta, Georgia, 30339. The current monthly rental under the lease, which expires on January 31, 2003, is $2,130. Since January 2000, the monthly rental due under the lease has been paid by NuQuest, Inc., an entity owned by Robert Kent Honeyman, one of our former executive officers. We are currently involved in negotiations with The Realty Associates Fund IV, L.P., the current landlord on the lease, to assign the remaining term of the lease to NuQuest.

LITIGATION

    2-Infinity filed a complaint in December 1999 in the 80th District Court of Harris County, Texas against Tiger Petroleum, Inc. and Mr. Kenny Vincent. This claim is based on a breach of a settlement agreement entered into by 2-Infinity and the defendants on March 25, 1999. 2-Infinity is seeking the return of 300,000 shares of common stock, plus attorneys' fees and court costs. Discovery has been commenced and it is anticipated that if this case is not resolved in mediation, it will be docketed for trial in the last quarter of 2000.

    2-Infinity is currently in the process of attempting to resolve a claim alleged by Pilares Oil & Gas, Inc. through arbitration. Pilares alleges that 2-Infinity, known at the time as Lakota Energy, breached an agreement entered into in November 1996 and a purported amendment entered into in December 1996 relating to the purchase of 80% of Pilares' net revenue in approximately 1,600 acres known as the Glass Mountain Lease "A West" Project. Pursuant to the agreement, Lakota Energy was to acquire 99% of the outstanding capital stock of West Bolt Energy, Inc., and Pilares was to transfer its interest in the Glass Mountain Lease "A West" Project to West Bolt Energy. Lakota Energy issued 812,500 shares of common stock to Pilares and was to pay $400,000 in cash to West Bolt Energy. Pilares is seeking damages in the amount of $400,000 plus interest from 2-Infinity based on the purported amendment, which changes the payee of the $400,000 to Pilares. 2-Infinity is challenging the effectiveness of the purported amendment. Additionally, 2-Infinity is seeking, in a counterclaim against Pilares, the return of the shares of the common stock issued to Pilares. The counterclaim also alleges that Pilares fraudulently induced 2-Infinity to enter into the original contract based on appraisals Pilares provided indicating that its interest in the Glass Mountain Lease "A West" Project had a value of approximately $30,000,000, which later proved to have a value of approximately $300,000. The arbitration is scheduled to occur beginning on January 15, 2001.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below are the directors and executive officers of 2-Infinity, together with their ages as of October 13, 2000.

NAME                   AGE                            POSITION                         DIRECTOR SINCE
----                 --------   -----------------------------------------------------  --------------
Majed M. Jalali                 Chairman of the Board, Chief Executive Officer and
                        27      President                                                   2000

Patrick Cody Morgan     33      Chief Operating Officer, Secretary and Director             2000

Kelly E. Nispel         37      Chief Financial Officer, Treasurer and Director             2000

Jason B. Miller         26      Chief Technology Officer                                      --

Ahmed D. Alumran        24      Chief Information Officer                                     --

Scott E. Smith          30      Director                                                    2000

Michael L. Omer         46      Director                                                    2000

    The members of our board of directors are subject to change from time to time by the vote of the shareholders at special or annual meetings to elect directors. The current board of directors consists of five directors as described below. The number of directors may be fixed from time to time by resolution duly passed by the board of directors. The directors hold office until the next annual meeting of the shareholders and until their successors are duly elected and qualified. Directors who are elected at an annual meeting of shareholders, and directors elected in the interim to fill vacancies and newly created directorships, will hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal. Officers are elected annually by the directors. There are no family relationships among our directors and officers.

    We may employ additional management personnel as the board of directors deems necessary. We have not identified or reached an agreement or understanding with any other individuals to serve in such management positions.

    A description of the business experience during the past several years for each of our directors and executive officers is set forth below.

    Mr. Jalali has been the chairman of the board of directors, chief executive officer and president of 2-Infinity since January 2000. Prior to that, he served as president of 2-Infinity-Texas. From January 1998 to March 1999, Mr. Jalali served as chief executive officer of Infinity International School. Prior thereto, Mr. Jalali was a university student.

    Mr. Morgan became 2-Infinity's vice president and secretary, and a director of 2-Infinity, in January 2000, and became 2-Infinity's chief operating officer in May 2000. Prior to that, he was the president of AirNexus beginning in May 1998, as well as a member of that company's board of directors. From
October 1996 until May 1998, Mr. Morgan was a partner in Digiphone, a Houston, Texas-based voice solution provider. From 1994 to October 1996, Mr. Morgan was the general manager of Digitech Business Systems, a Houston, Texas-based company that provided business telephones and voice mail systems.

    Ms. Nispel has been the chief financial officer and treasurer of 2-Infinity since March 2000. Ms. Nispel became a director of 2-Infinity in June 2000. From 1997 to 2000, Ms. Nispel was employed by Corporate Express Delivery
Systems, Inc., which was later acquired by United Shipping and Technology, Inc., in a variety of positions from director of finance to vice president of finance. Her responsibilities included SEC financial reporting, senior lender reporting, banking relations and other financial, tax and treasury matters. From 1996 to 1997, Ms. Nispel was employed by Corporate Express, Inc., the parent company of Corporate Express Delivery Systems, as a regional assistant controller. From 1993 to 1996, Ms. Nispel was the chief financial officer for Ovation Data Services, Inc., where she was responsible for all financial related matters. From 1985 to 1993, Ms. Nispel was employed by Price Waterhouse in the middle market and growth oriented division, where she became a manager in 1991. Ms. Nispel is a certified public accountant in the states of Texas and Colorado.

    Mr. Miller became our chief technology officer on July 7, 2000. Mr. Miller began his employment with 2-Infinity-Texas in April of 1999. From August 1998 to April 1999, Mr. Miller was vice president of Infinity International School. Prior to August 1998, Mr. Miller was a university student.

    Mr. Alumran became our chief technology officer in July 2000. Prior to joining 2-Infinity, Mr. Alumran was a consultant at the Mitchell Madison Group, a global management consultancy that primarily served Fortune 500 companies in areas such as business strategy, operations, sourcing and mergers and acquisitions. From 1998 to early 2000, Mr. Alumran was involved in several consulting relationships with the management of companies involved in the telecommunications and banking sectors. Prior to 1998, Mr. Alumran was the founder and president of AIT, an Internet consulting firm serving top executives and government officials in the Middle East. Prior to that, Mr. Alumran was a university student at the Massachusetts Institute of Technology, earning Bachelor of Science and Master of Engineering degrees in electrical engineering.

    Mr. Smith has been a director of 2-Infinity since June 2000. Mr. Smith is currently the senior vice president of Capital Bank in Houston, Texas, where he has been employed since 1994. Mr. Smith has served on the board of directors of North Channel Chamber of Commerce since 1999.

    Mr. Omer has served as a corporate consultant to 2-Infinity since May 1999 and as a director of 2-Infinity since June 2000. Since 1989, Mr. Omer has been employed by Aramco Services Company in various capacities, most recently as general attorney and corporate secretary. Mr. Omer also serves as the corporate legal and regulatory counsel to Aramco's North American affiliates, including Saudi Refining, Inc., Saudi Petroleum International, Inc., Aramco Associated Company and Aramco Financial Services Company, as well as other companies and cooperatives affiliated with Aramco. From 1991 through 1994, Mr. Omer also served as a director and as chairman of the legal committee for the Clean Caribbean Corporation, a non-profit cooperative organized by numerous multinational oil companies operating within the Caribbean Basin and South America, and he served as chairman of the board of directors for the Clean Caribbean Corporation from 1994-1995. Mr. Omer is licensed to practice law in the states of Texas and Hawaii.

EXECUTIVE COMPENSATION

    DIRECTORS. The directors have not received any compensation for serving in such capacity, and we do not currently contemplate compensating our directors in the future for serving in such capacity.

    EXECUTIVE OFFICERS. The following summary compensation table shows selected compensation information for services rendered in all capacities for the fiscal year ended December 31, 1999. Other than as set forth below, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries and stock bonus awards, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION (1)     LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION                    YEAR           SALARY ($)          RESTRICTED STOCK AWARDS ($)
---------------------------                  --------   -----------------------   ---------------------------
R. K. (Ken) Honeyman(2)                        1999             222,328                   134,114(4)
  Former President and Director............    1998              96,240                        --
Howard N. Wilson(2)                            1999             123,746                    98,371(5)
  Former Vice President and Secretary......    1998              46,250                        --
John B. Hayes(3)                               1999              76,903                   196,000(6)
  Former President of Lakota Oil & Gas.....    1998                  --                        --

------------------------------

(1) Excludes any perquisites and other benefits that do not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any executive officer.

(2) Messrs. Honeyman and Wilson resigned from their positions as executive officers and directors of 2-Infinity as of January 20, 2000.

(3) Mr. Hayes resigned as President of Lakota Oil & Gas on February 3, 2000.

(4) 2-Infinity issued as compensation 1,676,429 shares with a closing market price on the date of issue of $0.08 per share.

(5) 2-Infinity issued as compensation 1,229,643 shares with a closing market price on the date of issue of $0.08 per share.

(6) 2-Infinity issued as compensation 1,000,000 shares with a closing market price on the date of issue of $0.10 per share and 300,000 shares with a closing market price on the date of issue of $0.32 per share.

2000 LONG-TERM INCENTIVE PLAN

    On August 25, 2000, our shareholders approved the 2-Infinity 2000 Long-Term Incentive Plan, which management believes will allow us to provide additional incentive and reward opportunities to our employees that are designed to enhance our long-term profitable growth. The relevant terms of the plan are as follows:

    - The aggregate number of shares of common stock that may be awarded under the plan is limited to 30,000,000 shares, subject to adjustment due to the recapitalization or reorganization of 2-Infinity.

    - The plan is currently administered by our board of directors. However, the plan grants the board of directors authority to appoint a committee to administer the plan in the future.

    - The committee may grant the following types of awards under the plan: incentive stock options; options that do not constitute incentive stock options; stock appreciation rights; restricted stock awards; performance share awards; and stock value equivalent awards.

    - The committee will have the sole authority to determine and designate the individuals who will receive awards under the plan. However, incentive stock options and performance share awards may only be granted to employees of the Company.

    - Our board of directors may terminate or amend the plan; provided that any termination or amendment may not, without prior consent, impair the rights of any holder with respect to an award granted prior to the time of the termination or amendment.

    As of October 13, 2000, our board of directors had granted options to purchase, in the aggregate, 23,985,000 shares of our common stock, net of cancellations, under the plan.

EMPLOYMENT CONTRACTS

    In June 1999, 2-Infinity entered into an employment agreement with Majed Jalali. The agreement is for a term of three years and may be terminated at any time for cause or good reason, as defined in the agreement. As of March 1, 2000, Mr. Jalali's annual salary under the agreement is $325,000.

    In June 1999, 2-Infinity entered into an employment agreement with Patrick Cody Morgan. The agreement is for a term of three years and may be terminated at any time for cause or good reason, as defined in the agreement. As of March 1, 2000, Mr. Morgan's annual salary under the agreement is $250,000.

RESTRICTED STOCK ISSUANCES

    In February 1999, 2-Infinity issued 1,000,000 shares of restricted common stock to Cactus Petroleum, Inc., an entity controlled by John B. Hayes, a former director of 2-Infinity, as consideration for services provided pursuant to an agreement with Optima Investments, Inc. in connection with the private placement of securities under Rule 504 of Regulation D. Mr. Hayes assisted in the identification, negotiation, and closing of the transaction with Optima.

    In April 1999, 2-Infinity issued 1,676,429 and 1,229,643 shares of restricted common stock to Ken Honeyman and Howard Wilson, respectively, as consideration for accrued compensation for past services rendered. Mr. Honeyman and Mr. Wilson had each verbally agreed to forego any cash compensation up to the date of issuance for their services as chief executive officer and secretary, respectively, in exchange for the shares.

    In July 1999, 2-Infinity issued 300,000 shares of restricted common stock to John B. Hayes as consideration for accrued compensation for past services rendered. Mr. Hayes had verbally agreed to forego any cash compensation up to the date of issuance for services rendered as president of our oil and gas division, and subsequently as president of Lakota Oil and Gas.

                              CERTAIN TRANSACTIONS

    In February 1999, 2-Infinity issued 1,000,000 shares of restricted common stock to Cactus Petroleum, Inc., an entity controlled by John B. Hayes, as consideration for services valued at $100,000 related to the negotiation and consummation of the transaction with Optima.

    In January and February 2000, 2-Infinity mutually separated from three officers and directors, R. K. Honeyman, Howard N. Wilson and John B. Hayes. Included in the settlement agreements with Mr. Honeyman, 2-Infinity issued 4,000,000 shares and $100,000 to compensate him for the past service and 2-Infinity paid $40,000 for execution of the settlement agreement and consulting services during the transition to new management. Each party mutually discharged any indebtedness owed to the other and Cam Am Resources, Inc, a related party of Mr. Honeyman. As a result, 2-Infinity accrued, at December 31, 1999, $500,000 for compensation of past services at the fair market value of the shares and the cash issued as a result of the agreement. In addition, included in the settlement agreements with the Mr. Wilson and Mr. Hayes, 2-Infinity issued an aggregate of 5,500,000 shares and $100,000 to compensate them for past services and 2-Infinity paid an aggregate of $65,000 for the execution of the agreements and consulting services during the transition to new management. As a result, 2-Infinity accrued, at December 31, 1999, $2,760,500 of compensation expense at the fair market value of the shares and cash issued as a result of the agreements.

    Effective August 1, 1999, 2-Infinity approved and implemented the Omnibus Stock Option Plan and the board of directors granted 2,000,000 options to purchase 2-Infinity's common stock under the plan. In January 1999, the options granted under the plan were cancelled as part of the settlement and separation agreements with the option holders and the plan was terminated.

    In June 1999, 2-Infinity issued an aggregate of 3,000,000 shares, at $.38 per share, of restricted common stock to Majed M. Jalali, the sole shareholder of 2-Infinity-Texas, pursuant to the acquisition agreement between 2-Infinity and Mr. Jalali.

    In June 1999, 2-Infinity issued an aggregate of 2,000,000 shares, at $.32 per share, of restricted common stock and $60,000 to Patrick Cody Morgan and his spouse in connection with the acquisition of AirNexus.

                             PRINCIPAL SHAREHOLDERS

    The following table presents certain information regarding the beneficial ownership of all shares of our common stock at October 13, 2000 by (a) each person who owns beneficially more than five percent of our outstanding shares of the common stock, (b) each director, (c) each named executive officer, and
(d) all directors and officers as a group.

                                                                SHARES BENEFICIALLY
                                                                     OWNED (2)
                                                              -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                       NUMBER     PERCENT (3)
----------------------------------------                      ---------   -----------
Majed M. Jalali.............................................  4,175,000       4.8
Patrick Cody Morgan(4)......................................  3,115,000       3.6
Kelly E. Nispel.............................................    500,000         *
Jason B. Miller.............................................    500,000         *
Ahmed D. Alumran............................................    500,000         *
Scott E. Smith..............................................    250,000         *
Michael L. Omer.............................................    375,000         *
All directors and officers as a group (seven persons).......  9,415,000      10.4

------------------------------

*   Less than one percent.

(1) The address for each of these shareholders is c/o 2-Infinity, Inc., 4828 Loop Central Drive, Suite 150, Houston, Texas 77081.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to warrants and options held by that person that are currently exercisable or exercisable within 60 days of October 13, 2000 are deemed outstanding. Therefore, the number of shares indicated as being beneficially owned by each shareholder listed above includes shares of common stock which may be acquired within 60 days of October 13, 2000 by the shareholder pursuant to conversion privileges or outstanding options or warrants as follows: 1,250,000 for Mr. Jalali; 1,250,000 for Mr. Morgan; 500,000 for each of Ms. Nispel, Mr. Miller and
    Mr. Alumran; and 4,000,000 for all directors and officers as a group. The shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.

(3) Based on 86,476,339 shares of common stock outstanding as of October 13, 2000.

(4) Includes shares held as joint tenants with spouse or directly in spouse's name.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of 2-Infinity consists of 300,000,000 shares of common stock, no par value, and 25,000,000 shares of preferred stock, no par value. As of October 13, 2000, 86,476,339 shares of the common stock and 1,900 shares of preferred stock were issued and outstanding. The following description of certain matters relating to the common stock and the preferred stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

COMMON STOCK

    The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. The holders of our common stock have the sole right to vote, except as otherwise provided by law or by our articles of incorporation. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, subject to the preferences granted to the holders of our preferred stock. In the event of the dissolution, liquidation or winding up of 2-Infinity, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferences granted to the holders of our preferred stock.

    The holders of our common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of the state of Colorado. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of our common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of our common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of our common stock are fully paid and nonassessable.

    The laws of the state of Colorado provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock is required to authorize: (i) amendments to our articles of incorporation, with some exceptions; (ii) mergers or consolidations with any corporation, with some exceptions; or (iii) any liquidation or disposition of any of our substantial assets other than in the usual and regular course of business.

PREFERRED STOCK

    Our board of directors is authorized, without action by the holders of our common stock, to provide for the issuance of the preferred stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of each series. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to our common stock. The issuance of one or more series of our preferred stock could adversely affect the voting power of the holders of our common stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of 2-Infinity.

    Currently, our board of directors has authorized the issuance of one series of our preferred stock, the Series A Preferred Stock, which consists of 3,000 authorized shares. The relative rights and preferences of the Series A Preferred Stock are as follows:

    - Shares of the Series A Preferred Stock do not have voting rights except as provided by law.

    - The Series A Preferred Stock does not bear dividends.

    - The holders of shares of the Series A Preferred Stock do not have preemptive or preferential rights to purchase or subscribe to any shares of any class of our capital stock.

    - Unless consent is obtained from the holders of two-thirds of the outstanding shares of the Series A Preferred Stock, 2-Infinity may not declare a dividend on its common stock or redeem any of its capital stock or other equity securities.

    - Upon a merger or other similar transaction, a holder of Series A Preferred Stock is entitled to receive the merger consideration, if any, which would be receivable by the holder had the shares been converted to shares of our common stock immediately prior to the merger or similar transaction.

    - At the option of the holders of the Series A Preferred Stock, shares of the Series A Preferred Stock may be converted into shares of our common stock based on the following standard conversion rate:

   (0.8)(N/365)(1,000) + 1,000     N= Number of days held through
        conversion price           the date of conversion conversion
                                   price = the lesser of $0.50 or
                                   75% of the average closing bid
                                   price for the five day period
                                   immediately preceding the date of
                                   conversion

    - Except in the case of mandatory conversion, a holder of shares of Series A Preferred Stock may not convert in excess of the number of shares of the Series A Preferred Stock which, after giving effect to such conversion, would cause the holder to beneficially own in excess of 4.9% of the then outstanding shares of common stock. Based on the number of outstanding shares of common stock and the calculated conversion price as of October 13, 2000, a holder of Series A Preferred Stock attempting to convert on that date would, assuming the holder does not beneficially own any shares of common stock, be entitled to convert up to 592 shares of Series A Preferred Stock.

    - Upon conversion of shares of the Series A Preferred Stock, 2-Infinity pays the holder of the converted Preferred Stock an 8% per annum premium which has accrued. The premium may be paid in cash or in shares of our common stock based on the applicable conversion price.

    - If 2-Infinity should fail to have the registration statement of which this prospectus is a part declared effective by the Securities and Exchange Commission by February 14, 2001 and/or (ii) sales cannot be made pursuant to an effective registration statement for any reason, the conversion price is subject to decrease based on additional formulas. Any decrease in the conversion price would be directly related to the time of delay for obtaining the effectiveness of the registration statement and/or the time during which sales cannot occur, as applicable. The conversion price is also subject to adjustment following 2-Infinity's authorization of any of the following: a stock split, a reverse stock split, the granting of a stock dividend, the recapitalization of our common stock, the combination of our common stock, or any other change in our common stock which would dilute the rights of the holders of the Series A Preferred Stock.

    - If 2-Infinity is unable to convert all of a holder's shares of Series A Preferred Stock into common stock that may be resold by the holder pursuant to this prospectus, 2-Infinity must convert as many shares as possible and return all unconverted shares of Series A Preferred Stock to the holder. The holder may elect to void the conversion notice with respect to the unconverted shares or, in certain situations, require 2-Infinity to issue restricted shares of the common stock to the holder based on the standard conversion rate.

     Alternatively, the holder of the unconverted shares of Series A Preferred Stock may require 2-Infinity to redeem them at a price per share equal to the greater or (i) 130% of the sum of the $1,000 original principal amount plus the 8% annual premium, or (ii) the closing bid price of our common stock on the date of attempted conversion multiplied by the number of shares of common stock the share of the Series A Preferred Stock was convertible into on the same date pursuant to the standard conversion rate. If 2-Infinity is unable to timely pay the full redemption value to the holder, the remaining balance bears interest at the rate of 2.5% per month. Until the balance is paid in full, the holder may void the redemption election and require the return of all unredeemed shares of the Series A Preferred Stock.

    - No sooner than 15 days nor later than 10 days prior to the occurrence, but never earlier than the public announcement of, (i) the consummation of a merger in which 2-Infinity is not the survivor, (ii) a sale of all or substantially all of 2-Infinity's assets,
      (iii) the acquisition by a person or persons, excluding current shareholders, of more than 50% of the voting power of all outstanding common stock, or (iv) the failure of 2-Infinity to own all of the capital stock of each of its material subsidiaries, other than due to mergers with 2-Infinity or any of its subsidiaries, 2-Infinity is required to provide notice of the occurrence to each holder of the Series A Preferred Stock.

     Any time after receiving the occurrence notice, the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock may elect to require 2-Infinity to redeem all of the outstanding shares of the Series A Preferred Stock at a price per share equal to the greater or
     (i) the $1,000 original principal amount plus the 8% annual premium, or
     (ii) the closing bid price of our common stock on the date the applicable occurrence is publicly announced, or the following date in certain circumstances, multiplied by the number of shares of common stock the share of Series A Preferred Stock was convertible into on the same date pursuant to the standard conversion rate.

     If 2-Infinity is unable to redeem all of the outstanding shares of the Series A Preferred Stock in this situation, 2-Infinity is required to redeem a pro-rata amount from each holder. The remaining unpaid redemption price bears interest at 3% per month until paid in full. Until such amount is fully paid, the holders of two-thirds of the then outstanding shares of the Series A Preferred Stock may elect to void the decision to redeem and cause 2-Infinity to return the unredeemed shares of the Series A Preferred Stock to the respective holders. If the required number of holders elect this option, the conversion price applicable to the returned shares of the Series A Preferred Stock is subject to decrease based on additional formulas.

    - If (i) 2-Infinity breaches any of the covenants of the offering documents related to the issuance of the Series A Preferred Stock or is found to have made a false representation or warranty in those documents,
      (ii) 2-Infinity notifies any holder of the Series A Preferred Stock of its refusal to comply with a request for conversion, (iii) the registration statement of which this prospectus is a part fails to be effective at any time after April 15, 2001, or (iv) the common stock issuable upon conversion of the Series A Preferred Stock cannot be sold pursuant to this prospectus for a continuous period of 60 days following April 15, 2001, 2-Infinity is required to provide notice to each holder of the Series A Preferred Stock within one day of the applicable triggering event.

     Any time after receiving notice of a triggering event, the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock may elect to require 2-Infinity to redeem all of the outstanding shares of the Series A Preferred Stock at a price per share equal to the greater or
     (i) 130% of the sum of the $1,000 original principal amount plus the 8% annual premium, or (ii) the closing bid price of our common stock on the date immediately preceding the triggering event multiplied by the number of shares of common stock the share of Series A Preferred Stock was convertible into on the same date pursuant to the standard conversion rate.

     If 2-Infinity is unable to redeem all the outstanding shares of the Series A Preferred Stock in this situation, the obligations of 2-Infinity, the rights of the holders of the Series A Preferred Stock and the potential adjustments to the conversion price are the same as those discussed in the last paragraph of the immediately preceding bullet point

    - As long as 2-Infinity is not in default under the terms of the offering documents relating to the issuance of the Series A Preferred Stock, 2-Infinity has the right to redeem all or any portion of the Series A Preferred Stock. 2-Infinity may only redeem Series A Preferred Stock having a minimum stated value of $500,000. For purposes of the Series A Preferred Stock, stated value is equal to the total original principal amount of the preferred stock subject to redemption plus the 8% annual premium. For the first 90 days after issuance, 2-Infinity may redeem shares of the Series A Preferred Stock at 110% of stated value. The redemption price rises to 120% of stated value during the next 90 days, with additional 3% increases for each additional 30 day period. If 2-Infinity elects to redeem less than all of the shares of the Series A Preferred Stock, the redemption will be pro-rata from each holder of the Series A Preferred Stock.

    - The Series A Preferred Stock is subject to mandatory conversion on August 14, 2002. On that date, all outstanding shares convert into shares of our common stock using the standard conversion rate and a conversion date of August 14, 2002.

    - A holder of the Series A Preferred Stock is entitled to receive cash penalties if 2-Infinity fails to issue the holder a common stock certificate within 3 business days of 2-Infinity's receipt of the holder's convertible Series A Preferred Stock certificate. For the first ten business days after the deadline, the penalty to 2-Infinity is $10 per business day per share of preferred stock converted. After the tenth business day following the deadline, the penalty increases to $20 per business day per share.

    - Upon the dissolution, liquidation or winding up of 2-Infinity, whether voluntary or involuntary, the holder of each outstanding share of the Series A Preferred Stock will be entitled to receive, out of our assets, $1,000 plus the 8% per annum premium before any payment or distribution may be made on our common stock or any other class of our capital stock ranking junior to the Series A Preferred Stock.

    - After the payment to the holders of shares of the Series A Preferred Stock of the full preferential amounts for those shares, the holders have no further right or claim to any of our remaining assets.

    - In the event our assets available for distribution to the holders of the Series A Preferred Stock upon the dissolution, liquidation or winding up of 2-Infinity are insufficient to fully pay all amounts to which the holders of the Series A Preferred Stock are entitled, no distribution may be made on account of any shares of a class or series of our capital stock ranking on a parity with the shares of the Series A Preferred Stock, if any, unless proportionate distributive amounts are paid on account of the shares of the Series A Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all parity shares are respectively entitled upon a dissolution, liquidation or winding up.

WARRANTS

    This prospectus also relates to the sale of 760,000 shares of our common stock issuable upon the exercise of the warrants issued by 2-Infinity in the transactions related to the issuance of the Series A Preferred Stock. The following is a summary of certain terms of the warrants:

    - Each warrant is exercisable in whole or in part.

    - The following table describes the number of underlying shares, the exercise price and the expiration date of each of the warrants:

NUMBER OF UNDERLYING SHARES   EXERCISE PRICE   EXPIRATION DATE
---------------------------   --------------   ---------------
          200,000                  $0.37          08/15/05
          200,000                  $0.37          08/15/05
           40,000                  $0.29          09/12/05
           40,000                  $0.29          09/12/05
          140,000                  $0.22          09/26/05
          140,000                  $0.22          09/26/05

    - In lieu of paying the exercise price, the warrants may be exercised on a cashless basis. The number of shares of our common stock issuable upon a cashless exercise is based on the following formula:

     X = Y (A-B)       X = number of shares to be received on cashless
           A               exercise
                       Y = number of warrant shares exercised
                       A = the average of the closing bid price of our
                           common stock for the five days immediately
                           preceding the date of exercise
                       B = the warrant exercise price

    - If 2-Infinity fails to timely issue a common stock certificate following the exercise of any warrant, the holder is entitled to cash compensation based on the number of shares and the applicable average closing bid price.

    - The warrant exercise price and number of shares exercisable under each warrant are subject to adjustment in certain situations in order to prevent dilution of the rights granted to the holders of the warrants.

CERTAIN PROVISION OF THE ARTICLES OF INCORPORATION AND BYLAWS

    GENERAL. A number of provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our shareholders. Certain of these provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which certain shareholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by the shareholders, even if such removal or assumption would be beneficial to our shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of the shareholders, and could potentially depress the market price of our common stock. The board of directors believes that these provisions are appropriate to protect the interests of 2-Infinity and all of its shareholders.

    MEETINGS OF SHAREHOLDERS. Our articles provide that a special meeting of the shareholders may be called only by (a) the president, (b) the holders of at least 10 percent of all of the shares entitled to vote at the proposed special meeting, or (c) the board of directors. Special shareholder meetings may not be called by any other person or persons or in any other manner. The request for a special meeting must contain the purpose of the proposed meeting.

    AMENDMENT OF BYLAWS. Our bylaws may be amended by our board of directors or our shareholders. However, our board of directors may not adopt or amend any bylaw if the new or amended bylaw would be inconsistent with any bylaw previously adopted by our shareholders. Any bylaw adopted by our shareholders may provide that the bylaw cannot be altered, amended or repealed by the board of directors.

    INDEMNIFICATION AND LIMITATION OF LIABILITY. Our board of directors is authorized to do the following:

    - Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the night of 2-Infinity, by reason of the fact that he is or was a director, officer, employee or agent of 2-Infinity or is or was serving at the request of 2-Infinity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of 2-Infinity and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of 2-Infinity and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    - Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of 2-Infinity to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of 2-Infinity or is or was serving at the request of 2-Infinity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of 2-Infinity; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to 2-Infinity unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

    - Indemnify a director, officer, employee or agent of 2-Infinity to the extent that such person has been successful on the merits in defense of any action, suit or proceeding or in defense of any claim, issue, or matter therein, against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

    - Authorize indemnification in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper because he has met the applicable standard of conduct. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

    - Authorize payment of expenses, including attorney's fees, incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by 2-Infinity.

    - Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of 2-Infinity or who is or was serving at the request of 2-Infinity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not 2-Infinity would have the power to indemnify him against such liability.

    The foregoing indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under our articles of incorporation, or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

    Our bylaws contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling 2-Infinity pursuant to the foregoing provisions, or otherwise, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    One of the effects of our authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of 2-Infinity by means of a tender offer, proxy contest or otherwise, and thereby to protect the continuity of our management. If in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in 2-Infinity's best interests, such shares could be issued by the board of directors without shareholder approval in one or more private or public offerings or other transactions that might prevent or render more difficult or costly the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block of institutional or other investors that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, our articles of incorporation grant our board of directors broad power to establish the rights and preferences of the authorized but unissued preferred stock, one or more series of which could be issued with rights entitling holders to vote separately as a class on any proposed merger or consolidation, or to exercise other rights designated to impede a takeover.

                 PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

    This prospectus relates to the aggregate sale of 29,278,316 shares of our common stock which may be sold by the selling shareholders. The shares of the common stock include (i) 28,518,316 shares which may be issued upon the conversion of 2-Infinity's Series A Preferred Stock and (ii) 760,000 shares which may be issued upon the exercise of outstanding warrants. On October 13, 2000, the outstanding shares of the Series A Preferred Stock were, in the aggregate, convertible into 14,258,158 shares of the common stock. However, because the Series A Preferred Stock converts into shares of our common stock based on the average closing bid price of the common stock for the five day period immediately preceding conversion, the terms of the offering documents related to the Series A Preferred Stock require us to register twice that amount, or 28,518,316 shares, pursuant to the registration statement of which this prospectus is a part. Additionally, the terms of the offering documents limit the number of shares of common stock into which the Series A Preferred Stock may be converted by a holder to 4.9% of the then outstanding shares of our common stock, or 4,455,668 shares as of October 13, 2000 utilizing the conversion price calculated as of that date.

    The following table sets forth certain information with respect to the sale of our common stock by the selling shareholders as described in this prospectus. 2-Infinity will not receive any proceeds from the sale of our common stock by the selling shareholders.

            SALES BY THE SELLING SHAREHOLDERS OF SHARES TO BE ISSUED
              UPON THE CONVERSION OF SERIES A PREFERRED STOCK (PS)
                  AND THE EXERCISE OF OUTSTANDING WARRANTS (W)

                                        SHARES                                     SHARES
                                     BENEFICIALLY                               BENEFICIALLY
                                     OWNED BEFORE    PERCENTAGE      AMOUNT        OWNER        PERCENTAGE
SHAREHOLDER                             SALE(1)      BEFORE SALE   OFFERED(2)    AFTER SALE    AFTER SALE(3)
-----------                          -------------   -----------   ----------   ------------   -------------
Cache Capital "USA" LP (PS)........  14,259,158(4)     14.2%(4)    14,259,15        -0-               *
Cache Capital "USA" LP (W).........     380,000           *          380,000        -0-               *
J. P. Carey Securities, Inc. (W)...     380,000           *          380,000        -0-               *

------------------------------

* Less than one percent.

(1) Shares beneficially owned before sale include shares of the common stock issuable upon conversion of the Series A Preferred Stock and exercise of our outstanding warrants. For purposes of this table, ownership of shares issuable on conversion of the Series A Preferred Stock is based on the actual or estimated number of shares of the common stock underlying the shares owned by such person as of October 13, 2000.

(2) Shares offered include shares of the common stock issuable on conversion of the Series A Preferred Stock and exercise of our outstanding warrants.

(3) Percentage based on the number of shares of our common stock outstanding as of October 13, 2000.

(4) Represents the number of shares of common stock into which the Series A Preferred Stock would convert (based upon a conversion price calculated as of October 13, 2000) upon mandatory conversion at August 14, 2002. Prior to that date, the number of shares of common stock into which the Series A Preferred Stock may be converted is limited to 4.9% of the then outstanding shares of common stock (or 4,455,668 shares as of October 13, 2000).

    The shares of our common stock offered by the selling shareholders may be sold from time to time as market conditions permit in the market, or otherwise at prices and terms then prevailing or at prices related to the current market price, or in negotiated transactions. The selling shareholders may sell their shares in unsolicited ordinary brokerage transactions or privately negotiated transactions between the selling shareholders and purchasers without a broker.

    A current prospectus must be in effect at the time of the sale of our common stock to which this prospectus relates. Any selling shareholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. Unless otherwise exempted, the selling shareholders and their agents engaged in the sale of our common stock may be deemed underwriters under the Securities Act.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

    On May 5, 2000, we engaged Mann Frankfort Stein & Lipp of Houston, Texas as our principal independent accountants to audit our financial statements. On the same date, we advised HJ & Associates, L.L.C., formerly named Jones, Jensen & Company, of Salt Lake City, Utah that it would no longer serve as our independent accountant. Our board of directors approved the engagement of Mann Frankfort and the termination of HJ & Associates on May 5, 2000.

    Except for an explanatory paragraph with respect to substantial doubt about our ability to continue as a going concern in our consolidated financial statements as of and for the years ended December 31, 1999 and 1998 and from inception on November 14, 1995 through December 31, 1999, HJ & Associates' reports on those financial statements have not contained an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between 2-Infinity and HJ & Associates on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to HJ & Associates' satisfaction, would have caused HJ & Associates to make reference to the subject matter of such disagreements in connection with its report.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock and preferred stock is Securities Transfer Corporation, PO Box 701629, Dallas, Texas 75370-1629, telephone (469) 633-0101.

                                 LEGAL MATTERS

    Certain legal matters relating to the issuance and sale of the shares of our common stock offered hereby will be passed upon for us by Holme, Roberts & Owen, Denver, Colorado.

                                    EXPERTS

    The financial statements and schedules for the years ended December 31, 1999 and 1998 included in this prospectus and in the registration statement have been audited by HJ & Associates, L.L.C., independent certified public accountant. to the extent and for the periods set forth in its reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as an expert in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    In accordance with the Exchange Act, we file reports, proxy statements, and other information with the SEC. In addition, we intend to furnish our shareholders with annual reports containing audited financial statements and such interim reports as we deem appropriate. No person is authorized by 2-Infinity to give any information or to make any representations other than those contained in this prospectus, and, if given or made, you should not rely upon such information.

    We have filed with the SEC a registration statement under the Securities Act on Form SB-2 to register the shares of our common stock to be sold pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet by using the Quick Forms Lookup at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

                                    CONTENTS

Independent Auditors' Report................................    F-2

Consolidated Balance Sheet..................................    F-3

Consolidated Statements of Operations.......................    F-5

Consolidated Statements of Stockholders' Equity (Deficit)...    F-6

Consolidated Statements of Cash Flows.......................    F-7

Notes to the Consolidated Financial Statements..............    F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

2-Infinity, Inc. and Subsidiaries

(Formerly Lakota Technologies, Inc. and Subsidiaries,

A Development Stage Company)

Houston, Texas

We have audited the accompanying consolidated balance sheet of 2-Infinity, Inc. (formerly Lakota Technologies, Inc. and Subsidiaries a development stage company) as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998 and from inception on November 14, 1995 through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 2-Infinity, Inc. and Subsidiaries (formerly Lakota Technologies, Inc. and Subsidiaries, a development stage company) as of December 31, 1999 and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the consolidated financial statements, the Company is a development stage company with no significant operating results to date, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC (formerly Jones, Jensen & Company)

Salt Lake City, Utah

April 14, 2000, except for the pooling of interest section in Note 4 as to which the date is October 11, 2000

                       2-INFINITY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                               JUNE 30,    DECEMBER 31,
                                                                 2000          1999
                                                              ----------   ------------
                                                              UNAUDITED
CURRENT ASSETS
  Cash......................................................  $  242,604     $ 89,352
  Accounts receivable, net of allowance for doubtful
    accounts of $7,451 and $1,268...........................     233,833       29,256
  Accounts receivable--other................................      15,921           --
  Accounts and notes receivable--employees..................     104,349        1,290
  Prepaid expenses..........................................      20,254       29,233
  Security deposit..........................................      15,959       16,191
                                                              ----------     --------
    Total Current Assets....................................     632,920      165,322
                                                              ----------     --------
PROPERTY AND EQUIPMENT
  Leasehold Improvements....................................       3,207           --
  Furniture and fixtures....................................      71,058       44,951
  Equipment.................................................     232,579       39,140
  Less: accumulated depreciation............................     (35,083)     (12,262)
                                                              ----------     --------
    Total Property and Equipment............................     271,761       71,829
                                                              ----------     --------
OTHER ASSETS
  CLEC license..............................................     387,300           --
  Assets held for sale......................................          --        5,168
                                                              ----------     --------
    Total Other Assets......................................     387,300        5,168
                                                              ----------     --------
    TOTAL ASSETS............................................  $1,291,981     $242,319
                                                              ==========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       2-INFINITY, INC. AND SUBSIDIARIES

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                               UNAUDITED
CURRENT LIABILITIES
  Accounts payable..........................................  $   689,951   $   110,796
  Notes payable.............................................       76,000       596,645
  Accrued expenses..........................................      224,867        75,613
  Accrued compensation......................................           --     7,509,459
  Accrued interest payable..................................           --       419,500
  Other liability...........................................       43,127            --
                                                              -----------   -----------
    Total Current Liabilities...............................    1,033,945     8,712,013
                                                              -----------   -----------
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock 25,000,000 shares authorized, no par
    value; no shares outstanding............................           --            --
  Common stock 300,000,000 shares authorized, no par value;
    85,116,339 shares issued and outstanding................           --            --
  Additional paid in capital--common stock..................   13,404,348     5,672,968
  Accumulated deficit.......................................  (13,146,312)  (14,142,662)
                                                              -----------   -----------
    Total Stockholders' Equity (Deficit)....................      258,036    (8,469,694)
                                                              -----------   -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)....  $ 1,291,981   $   242,319
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       2-INFINITY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  SIX MONTHS                     FOR THE YEARS
                                                ENDED JUNE 30,                 ENDED DECEMBER 31,
                                         ----------------------------      --------------------------
                                            2000             1999              1999          1998
                                         -----------      -----------      ------------   -----------
                                                  UNAUDITED
REVENUES...............................  $ 1,434,362      $   118,726      $    387,461   $   289,950
COST OF SALES..........................    1,135,094           88,742           247,968       165,096
                                         -----------      -----------      ------------   -----------
GROSS MARGIN...........................      299,268           29,984           139,493       124,854
EXPENSES
  Depreciation expense.................       22,820            5,545            14,450         8,349
  Amortization expense.................      503,200        2,160,440         2,172,528            --
  Loss from oil and gas activities.....      139,467          235,491         5,260,100       351,139
  General and administrative...........    2,738,587          370,271           710,064       110,455
                                         -----------      -----------      ------------   -----------
    Total Expenses.....................    3,404,074        2,771,747         8,157,142       469,943
                                         -----------      -----------      ------------   -----------
    Loss from Operations...............   (3,104,806)      (2,741,763)       (8,017,649)     (345,089)
                                         -----------      -----------      ------------   -----------
OTHER INCOME (EXPENSE)
  Interest expense.....................      (12,187)              --          (437,140)       (5,491)
  Interest income......................        2,656              614            14,928         9,496
  Loss on disposal of oil and gas
    assets.............................      (31,273)              --            (3,520)           --
                                         -----------      -----------      ------------   -----------
    Total Other Income (Expense).......      (40,804)             614          (425,732)        4,005
                                         -----------      -----------      ------------   -----------
    Loss Before Cancellation of
      Stock............................   (3,145,610)      (2,741,149)       (8,443,381)     (341,084)
  Income (expense) from cancellation of
    stock..............................    4,141,960         (591,708)       (4,141,960)           --
                                         -----------      -----------      ------------   -----------
NET INCOME (LOSS)......................      996,350       (3,332,857)      (12,585,341)     (341,084)
                                         ===========      ===========      ============   ===========
INCOME (LOSS) PER SHARE
  Basic................................  $      0.02      $     (0.12)     $      (0.36)  $     (0.03)
  Diluted..............................  $      0.01      $     (0.12)     $      (0.36)  $     (0.03)
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING:
  Basic................................   66,350,427       27,354,022        34,613,638    13,371,602
  Diluted..............................   70,829,689       27,354,022        34,613,638    13,371,602

  The accompanying notes are an integral part of these consolidated financial statements.

                       2-INFINITY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                               COMMON STOCK AND
                                                          ADDITIONAL PAID IN CAPITAL
                                                          ---------------------------     ACCUMULATED
                                                             SHARES         AMOUNT      EQUITY (DEFICIT)
                                                          ------------   ------------   ----------------
Balance, January 1, 1998................................   12,141,500      1,158,158       (1,216,237)
Common stock issued for cash............................    3,608,800        344,378               --
Common stock issued for services........................    4,928,433        147,853               --
Net loss................................................           --             --         (341,084)
                                                           ----------     ----------      -----------
Balance, December 31, 1998..............................   20,678,733      1,650,389       (1,557,321)
Common stock issued for cash............................    4,120,300        505,630               --
Common stock issued for debt............................    7,685,581        550,000               --
Common stock issued in business combinations............    6,000,000      2,100,000               --
Common stock issued for services........................    5,454,977        652,858               --
Options issued for cash.................................           --        100,000               --
Common stock issued for debt and interest...............    1,185,216        104,091               --
Common stock cancelled (Note 13)........................   (3,846,325)            --               --
Net loss................................................           --             --      (12,585,341)
                                                           ----------     ----------      -----------
Balance, December 31, 1999..............................   41,278,482      5,662,968      (14,142,662)
Common Stock issued for cash............................   21,540,000      2,292,500               --
Common Stock issued for services........................    2,235,000        809,180               --
Common stock issued in business combinations............    4,600,000        513,200               --
Common stock issued for separation agreement of former
  Directors.............................................    9,500,000      3,060,500               --
Common stock issued for debt and interest...............    4,892,857        919,500               --
Common stock issued for cash for exercise of warrants...    1,070,000        146,500               --
Common stock issued for compensation....................    4,240,000      4,807,840               --
Common stock cancelled (Note 7).........................   (4,240,000)    (4,807,840)              --
Net Income (unaudited)..................................           --             --          996,350
                                                           ----------     ----------      -----------
Balance, June 30, 2000 (unaudited)......................   85,116,339     13,404,348      (13,146,312)
                                                           ==========     ==========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       2-INFINITY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS                FOR THE YEARS
                                                             ENDED JUNE 30,            ENDED DECEMBER 31,
                                                        -------------------------   ------------------------
                                                           2000          1999           1999         1998
                                                        -----------   -----------   ------------   ---------
                                                                UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)...................................  $   996,350   $(3,332,857)  $(12,585,341)  $(341,084)
  Adjustments to reconcile net income (loss) to net
    cash
     used by operating activities:
    Depreciation expense..............................       22,820         5,545         14,450       8,349
    Loss on disposal of oil and gas assets............       31,273            --          3,520          --
    Amortization expense..............................      503,200     2,160,440      2,172,528          --
    Common stock issued (cancelled) for services,
    net...............................................   (3,751,924)      111,852      8,570,476     147,853
  Changes in operating assets and liabilities
    (Increase) decrease in accounts and other
    receivable........................................     (323,557)      (63,753)         7,725       6,710
    Increase in accounts payable......................      579,156        12,318        108,691       2,104
    Increase in accrued expense and other
    liabilities.......................................      108,120       611,321         (3,306)     (2,089)
    (Increase) decrease in prepaid expense and other
       assets.........................................        9,212            --         (2,296)     (6,199)
    Increase in related party receivable..............           --            --             --     (33,870)
                                                        -----------   -----------   ------------   ---------
    Net Cash Used by Operating Activities.............   (1,825,350)     (495,134)    (1,713,553)   (218,226)
                                                        -----------   -----------   ------------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of CLEC license............................     (217,000)           --             --          --
  Purchase of property and equipment..................     (222,753)     (103,701)       (46,794)         --
                                                        -----------   -----------   ------------   ---------
    Net Cash Used by Investing Activities.............     (439,753)     (103,701)       (46,794)         --
                                                        -----------   -----------   ------------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of notes payable............................      (20,645)           --        (60,000)    (22,098)
  Proceeds from notes payable and debentures..........           --       100,800      1,187,500          --
  Proceeds from issuance of common stock and
  warrant.............................................    2,439,000       562,091        605,630     344,378
                                                        -----------   -----------   ------------   ---------
    Net Cash Provided by Financing Activities.........    2,418,355       662,891      1,733,130     322,280
                                                        -----------   -----------   ------------   ---------
NET INCREASE (DECREASE) IN CASH.......................      153,252        64,056        (27,217)    104,054
CASH AT BEGINNING OF PERIOD...........................       89,352       116,569        116,569      12,515
                                                        -----------   -----------   ------------   ---------
CASH AT END OF PERIOD.................................  $   242,604   $   180,625   $     89,352   $ 116,569
                                                        ===========   ===========   ============   =========
CASH PAID DURING THE PERIOD FOR:
  Interest............................................  $    12,187   $        --   $      4,739   $      --
NON-CASH TRANSACTIONS
  Common stock and debt issued for services...........      331,880       111,852      8,570,476     147,853
  Cancellation of stock issued to employees...........   (4,141,960)      591,708             --          --
  Common stock issued to acquire CLEC license.........      170,300            --             --          --
  Common stock issued for business acqusition.........      513,200     2,170,000      2,170,000          --
  Common stock issued for debt and interest...........      919,500            --             --          --
                                                        -----------   -----------   ------------   ---------
    Total Non Cash Transaction........................  $(2,207,080)  $ 2,873,560   $ 10,740,476   $ 147,853
                                                        ===========   ===========   ============   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                       2-INFINITY, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 1--HISTORY AND ORGANIZATION

    The consolidated financial statements presented are those of 2-Infinity, Inc. (formerly 2-Infinity.com, Inc., Lakota Technologies, Inc., Lakota Energy, Inc., and Chancellor Trading Group, Inc.) ("the Company") and it's wholly owned subsidiaries, 2-Infinity.com, Inc.("2-Infinity-Texas"), AirNexus, Inc. ("AirNexus"), Lakota Oil and Gas, Inc. ("Lakota Oil") and Maximum Return and Development, Inc. ("Maximum Return"). The Company was incorporated in the state of Colorado on July 14, 1995 to engage in the acquisition and exploration of oil and gas properties. In 1999, management diversified into the technology and Internet markets, acquiring two companies 2-Infinity-Texas, and AirNexus. In June 2000, the Company acquired Maximum Return.

    On May 28, 1999, the Company acquired all of the outstanding stock of 2-Infinity-Texas, a Texas Corporation. As consideration for the acquisition, the Company issued 3,000,000 shares of its common stock to the sole shareholder and founder of 2-Infinity-Texas. 2-Infinity-Texas provides digital bundled services, including high-speed Internet access. The acquisition was accounted for as a purchase.

    On June 8, 1999, the Company acquired all of the shares of Voice
Design, Inc., a Texas Corporation that later changed its name to AirNexus. As consideration for the acquisition, the Company issued 3,000,000 shares of its common stock and $60,000 cash to the shareholders of AirNexus. AirNexus is a retail provider of commercial voice and data products and services. The acquisition was accounted for as a purchase.

    On June 9, 1999, the Company formed Lakota Oil & Gas, Inc. ("Lakota Oil"), a 100% owned subsidiary. As a result of the Company's decision to exit the oil exploration business, there is no activity in the Lakota Oil subsidiary.

    On June 28, 2000, the Company acquired all of the outstanding stock of Maximum Return, a Pennsylvania Corporation. Under the terms of the agreement, the Company received all of the outstanding common shares of Maximum Return for 900,000 shares of the Company's common stock, of which 200,000 shares are held in escrow. Beginning in December 1999, Maximum Return was a network hardware and service provider. Prior to December 1999, Maximum Return provided financial consulting. The acquisition was accounted for as a pooling of interest.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a.  Unaudited Interim Information

    The accompanying financial information as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 has been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principals.

    b.  Basis of Presentation

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of 2-Infinity, Inc. and its wholly owned subsidiaries. All inter-company balances and transactions have been eliminated in the consolidation.

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    c.  Revenue Recognition

    Revenues for 1999 include revenues from the Company's newly acquired technology subsidiary, AirNexus since June 8,1999. 2-Infinity-Texas reported no revenues in 1999. Revenue From business telephone and voice mail systems products are recorded when shipped and any related services revenue are recorded when the services are rendered to the customer. Revenues for all periods presented also include revenues from the Company's newly-acquired subsidiary, Maximum Return, as if the Company had owned Maximum Return since inception.

    d.  Basic and Diluted Income (Loss) Per Share

    Basic income (loss) per share excludes dilution and was computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Dilutive income (loss) per share reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings or losses of the Company. For the six months ended June 30, 2000, dilutive income per share includes 4,479,262 warrants to acquire shares of common stock. For the six months ended June 30, 1999 and for the years ended December 31, 1999 and 1998, basic and diluted loss per share were equal, as the inclusion of dilutive securities would be anti-dilutive. Total warrants and options outstanding at June 30, 2000 and 1999 were 38,447,800 and 8,000,000, respectively. Total warrants and options outstanding as of December 31, 1999 were 5,002,500. There were no warrants and options outstanding at December 31, 1998.

    e.  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    f.  Provision for Taxes

    At December 31, 1999, the Company had net operating loss carryforwards of approximately $3,062,000 that may be offset against future taxable income through 2014. No tax benefit has been reported in the consolidated financial statements. The related benefit has been offset by a valuation allowance due to historical operating losses and the uncertainty if the net loss carryforwards will be utilized in future periods.

    g.  Property and Equipment

    Property and equipment are stated at cost. Expenditures for small tools, ordinary maintenance and repairs are charged to operations as incurred. Major additions and improvements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives of the assets of 3 to 5 years.

    Depreciation expense for six months ended June 30, 2000 and 1999 and the years ended December 31, 1999 and 1998 was $22,820, $5,545, $14,450 and $8,349,
respectively.

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    h.  Advertising

    The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expenses were not material for all periods presented.

    i.  Goodwill

    The Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets. Under those rules, goodwill associated with assets acquired in a purchase business combination were determined to be impaired because circumstances exist that indicate the carrying amount of those assets may not be recoverable. The total goodwill of $2,662,200 has been amortized because of the impairment, $2,159,000 of which was amortized in 1999 relating to the AirNexus and 2-Infinity-Texas acquisitions and $503,200 of which was amortized for the period ending June 30, 2000 relating to the AGM, Inc. acquisition.

    j.  Reclassifications

    Certain reclassifications have been made in the December 31, 1999 and 1998 financial statements to conform to the presentation at June 30, 2000 and 1999.

NOTE 3--LOSS ON SALE OF OIL AND GAS ASSETS

    On April 18, 2000, the Company approved a plan to sell all remaining assets relating to the oil and gas exploration projects and where necessary, to plug and abandon all other non-producing wells that cannot be sold. The Company has sold its interest in the Union Central Life Insurance Co. Well No. 1, receiving cash proceeds of $54,000. All other non-producing wells are to be plugged and abandoned. The Company expects to complete this process by year-end. The Company has recorded a provision for estimated losses to be incurred on the sale and disposal of the assets of ($31,000). The amounts the Company will ultimately realize, if any, could differ from the amounts assumed in arriving at the loss anticipated on disposal of the oil and gas assets.

    As the Company was reporting as a development stage enterprise until second quarter of 2000, all costs associated with oil and gas activities have been included in "Loss from Oil and Gas Activities" in the accompanying statements of operations.

NOTE 4--BUSINESS COMBINATIONS

    POOLING OF INTERESTS

    On June 28, 2000, the board of directors of the Company and the shareholders of Maximum Return, a network hardware and service provider, completed the acquisition of Maximum Return by the Company, which resulted in Maximum Return becoming a wholly owned subsidiary of the Company. Under the terms of the agreement, the Company received all of the outstanding common shares of Maximum Return for 900,000 shares of the Company's common stock, of which 200,000 shares are held in escrow. Under the terms of the escrow agreement, if Maximum Return's net assets are not equal to or greater than $47,500 as of May 31, 2000, then the Company is entitled to receive the number of escrowed shares equal to two multiplied by the difference between the net asset amount and $50,000. On
August 31, 2000, the Company made a claim for the return of all of the escrowed

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 4--BUSINESS COMBINATIONS (CONTINUED) shares due to the inability and unwillingness of the owners of Maximum Return to overturn financial records that are necessary to determine the net asset amount as of May 31, 2000. The acquisition was accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated to include the results of Maximum Return for all periods presented. In connection with the acquisition, the Company recorded transaction costs, primarily professional fees, in the amount of $6,849. Maximum Return has two customers which account for 22.33% and 11.15% of its sales.

    Combined and separate results of the Company and Maximum Return during the periods preceding the merger were as follows:

SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)
------------------------------------------                      MAXIMUM
                                                 2-INFINITY      RETURN       COMBINED
                                                ------------   ----------   ------------
Net Revenue...................................  $    278,530   $1,155,832   $  1,434,362
Net Income (Loss).............................  $    977,184   $   19,166   $    996,350
                                                ------------   ----------   ------------
Year ended December 31, 1999
Net Revenue...................................  $    257,316   $  130,145   $    387,461
Net Income (Loss).............................  $(12,588,150)  $    2,809   $(12,585,341)
                                                ------------   ----------   ------------
Year ended December 31, 1998
Net Revenue...................................  $         --   $  289,950   $    289,950
Net Income (Loss).............................  $   (356,468)  $   15,384   $   (341,084)
                                                ------------   ----------   ------------

PURCHASE ACQUISITIONS

    On May 28, 1999, the Company acquired all of the outstanding shares of 2-Infinity-Texas, a provider of high-speed Internet access products and services, for 3,000,000 shares of the Company's common stock. 2-Infinity-Texas had only been in existence for a short period of time and had no prior operations. The acquisition has been accounted for as a purchase. The agreement also provides additional consideration based upon achieving certain revenue performance goals for up to an additional 6,000,000 shares. In January 2000, the additional consideration was cancelled.

    On June 9, 1999, the Company acquired all of the outstanding shares of AirNexus, a retail provider of commercial voice and data products and services. The Company issued 3,000,000 shares of common stock and $60,000 in cash in exchange for all of the outstanding shares if AirNexus. The acquisition has been accounted for as a purchase. The agreement also provides additional consideration based upon achieving certain revenue performance goals for up to an additional 3,000,000 shares. In January 2000, the additional consideration was cancelled.

    In January 2000, the Company acquired all of the outstanding shares of AGM, Inc. (AGM), a Nevada corporation, a reporting public company with no prior operations. The Company elected successor issuer status to become a reporting public entity upon the acquisition of AGM. The purchase price was 2,200,000 shares of the Company's common stock at a fair market value of $.136 per share. The acquisition has been accounted for as a purchase. In connection with this transaction, the Company also issued 1,500,000 shares of common stock, also at a fair market value of $.136 per share,

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 4--BUSINESS COMBINATIONS (CONTINUED) and $50,000 for consulting services to another corporation that assisted in the negotiation and completion of the transaction.

    Allocation of the purchase price for the acquisitions is as follows:

                                                     2-INFINITY-
                                                        TEXAS       AIRNEXUS      AGM
                                                     -----------   ----------   --------
Goodwill...........................................  $1,139,000    $1,020,000   $503,200
Cash...............................................     104,479           515         --
Property and equipment.............................       5,731            --         --
Other assets.......................................       1,669         9,238         --
Liabilities assumed................................     (50,879)     (129,753)        --
                                                     ----------    ----------   --------
Total Purchase Price...............................  $1,200,000    $  900,000   $503,200
                                                     ==========    ==========   ========

    The following pro forma financial information gives effect to the 2-Infinity-Texas, AirNexus and AGM acquisitions as if they had been acquired at the beginning of fiscal years 1998 and 1999. The pro forma results were prepared for comparative purposes only and are not indicative of the results of operations which actually would result had the acquisitions occurred on the date indicated, or which may result in the future:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                             SIX MONTHS ENDED   --------------------------
                                              JUNE 30, 2000         1999          1998
                                             ----------------   ------------   -----------
                                               (UNAUDITED)
Revenues...................................    $ 1,434,362      $    481,371   $   491,401
Loss from operations.......................    $(3,104,806)     $ (8,014,420)  $  (287,801)
Net Income (loss)..........................    $   996,350      $(12,579,045)  $  (283,086)
Basic income (loss) per share..............    $      0.02      $      (0.36)  $     (0.02)
Diluted income (loss) per share............    $      0.01      $      (0.36)  $     (0.02)
Basic weighted average
  common shares outstanding................     66,350,427        34,613,638    13,371,602
Diluted weighted average
  common shares outstanding................     70,829,689        34,613,638    13,371,602

NOTE 5--GOING CONCERN

    Since inception in November 1995 through May 1999, 2-Infinity devoted substantially all of its efforts to invest with joint partners in oil and gas exploration projects. However, as a result of minimal revenue and continued losses from these ventures, 2-Infinity decided to diversify into emerging areas within the technology sector. The acquisitions of 2-Infinity-Texas and AirNexus provided the Company with the ability to enter the technology sector.

    The Company incurred net losses from operations of $(3,104,806) and $(2,741,763) for the six months ended June 30, 2000 and 1999, respectively and $(8,017,649) and $(345,089) for the years ended December 31, 1999 and 1998, respectively. The Company's ability to operate as a going concern is

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 5--GOING CONCERN (CONTINUED)
contingent upon its ability to obtain additional equity financing until positive cash flows are achieved. The aforementioned factors raise substantial doubt about the Company's ability to continue as a going concern.

    In January 2000, new board members and senior management were appointed in order to enhance operations and raise additional capital through equity transactions. The new management adopted new strategies for the Company and developed a plan of action which included:

    - Completing it's plan to sell all remaining assets related to previous oil and gas exploration projects, and where necessary, to plug and abandon all other non-producing wells that cannot be sold.

    - Raising additional capital through private placements to cover costs associated with building the necessary operational infrastructure and service and support platform to execute our business plan.

    - Forming strategic and technical alliances with leading manufacturers and facilities-based network providers in order to expand the development and deployment of our products and services.

    - Implementing an aggressive customer acquisition effort in our target market, consisting of a direct sales force approach and a comprehensive marketing program and public relations campaign.

    Management believes the successful completion of its plans will produce increased revenues and cash flows. However, no assurance can be given that the Company will be successful in the implementation of its plans or that the Company will be able to raise additional funds. In the event the Company's activities do not result in increased revenues and cash flows and the Company is not able to raise additional financing to meet its operating needs, the Company may no longer be able to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 6--RELATED PARTY TRANSACTIONS

    In February 1999, the Company issued 1,000,000 shares of restricted common stock to an entity controlled by the President of Lakota Oil, as consideration for services valued at $100,000 related to the negotiation and consummation of a transaction with an oil and gas project.

    In January and February 2000, the Company mutually separated from three officers and directors, its CEO, CFO and the President of Lakota Oil. Included in the settlement agreements with the former CEO, the Company issued 4,000,000 shares and $100,000 to compensate him for past service and the Company paid $40,000 for the execution of the settlement agreement and consulting services during the transition to new management. Each party mutually discharged any indebtedness owed to the other and Cam Am Resources, Inc, a related party of the CEO. As a result, the Company has accrued at December 1999 $500,000 for compensation of past services at the fair market value of the shares and cash issued as a result of this agreement. In addition, included in the settlement agreements with the former CFO and the President of Lakota Oil, the Company issued an aggregate of 5,500,000 shares and $100,000 to compensate them for past service and the Company paid an aggregate of $65,000 for the execution of the agreements and consulting services during the transition to new management. As a

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 6--RELATED PARTY TRANSACTIONS (CONTINUED) result, the Company has accrued at December 31, 1999, $2,760,500 of compensation expense at the fair market value of the shares and cash issued as a result of these agreements.

    Effective August 1, 1999, the Company approved and implemented the Omnibus Stock Option Plan ("the Plan") and the board of directors granted 2,000,000 options to purchase the Company's common stock under the plan. In January 2000, the options granted under the plan were cancelled as part of the settlement and separation agreements with the option holders and the Plan was terminated.

NOTE 7--CANCELLATION OF STOCK

    In April 2000, the board of directors approved the issuance of 4,240,000 common shares to employees, officers and directors of the Company as compensation for services performed from June 1999 through January 2000. The shares were valued at fair market value on the date the board was authorized to grant the shares, which was $1.156. In August, as a result of the volatility in the stock price, with the current market price valued materially below the valuation determined for payroll taxes, the employees and directors cancelled the stock compensation agreements with the Company and cancelled and returned all shares. The Company has no further obligation to the employees. The effect of the cancellation of stock in the accompanying financial statements resulted in a one-time adjustment to increase income of $4,141,960 for the compensation that was recorded in 1999. All amounts recorded in the first quarter of 2000 have been reversed.

NOTE 8--NOTES PAYABLE

                                                               JUNE 30,     DECEMBER 31,
NOTES PAYABLE CONSISTED OF THE FOLLOWING:                        2000           1999
-----------------------------------------                     -----------   ------------
                                                              (UNAUDITED)
Line of credit with bank, interest at prime
  plus 1%, Interest payable monthly, principal
  due March 2001, guaranteed by an employee.................    $ 36,000      $  51,645
$750,000, 8% Convertible Debentures, $250,000
  held in escrow (see Note 11)..............................          --        500,000
Notes payable to individuals; convertible to
  stock at the option of the holder within
  one to three years; interest at 9.75%,
  paid quarterly until converted; unsecured.................      40,000         40,000
Notes payable, due on demand, unsecured,
  non-interest bearing......................................          --          5,000
                                                                --------      ---------
      Total notes payable...................................    $ 76,000      $ 596,645
      Less: current portion.................................     (76,000)      (596,645)
                                                                --------      ---------
      Long-term portion.....................................    $     --      $      --
                                                                ========      =========

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 9--COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    As a result of the acquisitions in 1999, the Company leases four offices under lease agreements accounted for as operating leases, three in Houston and one in Atlanta. Real estate taxes, insurance and maintenance expenses are obligations of the Company.

    Minimum rental payments under the non-cancelable operating leases are as follows:

PERIODS ENDED
DECEMBER 31,
-------------
2000........................................................  $  275,448
2001........................................................     316,012
2002........................................................     322,283
2003........................................................     308,124
2004........................................................     293,274
                                                              ----------
                                                              $1,515,141
                                                              ==========

    One lease expired in July 2000 and one lease was sublet in May for $5,492 per month through May 2004.

    Rent expense was $89,652 and $26,013 for the years ended December 31, 1999 and 1998, respectively.

CONTINGENCIES

    The Company is arbitrating a claim arising from the oil and gas activities. In the opinion of the Company's legal counsel and management, any liability resulting from such litigation would not be material in relation to the Company's financial position or operations.

NOTE 10--INCOME TAXES

    The income tax benefit differs from the amount computed at federal statutory rates of approximately 38% as follows:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                       -----------------------
                                                          1999         1998
                                                       -----------   ---------
Income tax benefit at statutory rate.................  $ 4,783,000   $ 135,000
Change in valuation allowance........................   (4,783,000)   (135,000)
                                                       -----------   ---------
                                                       $        --   $      --
                                                       ===========   =========

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 10--INCOME TAXES (CONTINUED)
    Deferred tax assets (liabilities) at December 31, 1999 are comprised of the following:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                       -----------------------
                                                          1999         1998
                                                       -----------   ---------
Net operating loss carryforward......................  $ 1,164,000   $ 592,000
Valuation allowance..................................   (1,164,000)   (592,000)
                                                       -----------   ---------
                                                       $        --   $      --
                                                       ===========   =========

    At December 31, 1999, the Company had total net loss carryforwards of $3,062,000 expiring in 2011 through 2014. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards maybe limited as to use in future years.

    At the present time, the Company does not anticipate adjustments relating to income taxes.

NOTE 11--CONVERTIBLE DEBENTURES

    In March 1999, the Company issued $550,000 of 8% convertible debentures and incurred a fee of $44,000 on the issuance. All the debentures were converted prior to December 31, 1999 into 7,685,581 shares of common stock.

    In August 1999, the Company issued $23,500 of 3% convertible debentures and $74,000 of 1% convertible debentures. All the debentures were converted prior to December 31, 1999 into 1,185,216 shares of common stock.

    In August 1999, the Company issued $750,000 of 8% convertible debentures exercisable at 75% of fair market value of the Company's common stock on the date of conversion. In addition, the Company issued 5,000,000 warrants at an exercise price of 50% of the fair market value of the Company's stock on the date of exercise. The Company incurred a fee of $40,000 for the transaction. In addition, $250,000 of the $750,000 was held in escrow until all requirements under the agreements were met, to include an effective registration statement, which the Company was in default on January 1, 2000. Effective January 18, 2000, the Company completed a settlement with the debenture holders, canceling all previous agreements in exchange for 1,500,000 shares of the Company's common stock and $324,750 of 8% convertible debentures exercisable at 50% of the fair market value of the Company's stock. The debentures were subsequently converted into 3,392,857 shares. Total cash received, net of the original $40,000 fee, was $460,000 relating to the transaction. The Company has recorded the transaction as if the settlement occurred prior to year-end. A charge to interest expense in the amount of $404,500 has been recorded at December 31, 1999 relating to this transaction. The convertible debentures of $500,000 and accrued interest of $419,500 were recorded as equity at June 30, 2000 as a result of the conversion to common stock.

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 12--WARRANTS & OPTIONS

    A summary of the status of the Company's warrants as of December 31,1999 and changes during the period ending December 31, 1999:

                                                                 AVERAGE
                                                                 EXERCISE
                                                 SHARES           PRICE
                                               ----------   ------------------
Outstanding, December 31 1998................          --   $               --
    Granted..................................  14,505,000                 0.21
    Expired..................................  (3,132,200)              (0.18)
    Exercised................................  (1,370,300)                0.13
    Cancelled (note 9).......................  (5,000,000)  50% of share price
                                               ----------   ------------------
Outstanding, December 31, 1999...............   5,002,500   $             0.25
                                               ==========   ==================
Exercisable, December 31, 1999...............   5,002,500   $             0.25
                                               ==========   ==================
    Granted..................................  10,550,000                 0.48
    Expired..................................    (994,700)              (0.37)
    Exercised................................  (1,070,000)                0.14
                                               ----------   ------------------
Outstanding, June 30, 2000 (unaudited).......  13,487,800   $             0.44
                                               ==========   ==================
Exercisable, June 30, 2000 (unaudited).......  13,487,800   $             0.44
                                               ==========   ==================

    The Company issued 1,000,000 options to purchase the Company's common stock in June 1999 at $0.10 per share. The options expired December 31, 1999.

    On June 7, 2000, the board of directors approved the "2000 Long-term Incentive Plan" reserving 30,000,000 shares of common stock for issuance under the plan. The plan was approved by the Company's shareholders at the annual shareholder meeting held on August 25, 2000. Under the plan, the board of directors may grant incentive stock options, options which do not constitute incentive stock options, stock appreciation rights, restricted stock awards, performance share awards, stock value equivalent awards, or any combination of the foregoing to eligible employees and consultants. All incentive stock options must be granted at a price of not less than the fair market value at the time of the grant. Total options granted to eligible employees under the plan are 24,960,000, at exercise prices ranging from $.41 to $.48. The weighted average exercise price of the outstanding options is $.42.

NOTE 13--COMMON STOCK TRANSACTIONS

    In 1997, the Company issued approximately 4,500,000 shares for services. In 1999, the Company renegotiated the number of shares since the services had not been performed as anticipated. The Company received back and canceled
3,846,325 shares.

    In January 2000, the Company issued in exchange for prior services an aggregate of 775,000 shares of common stock to four professionals and consultants. The aggregate amount of $206,150, representing the fair market value of the stock on the date of issuance, was expensed in the six months ended June 30, 2000. In addition, the Company issued 605,000 shares of common stock to a professional for legal services performed in 1999 and 2000. The total amount of $160,930, representing

                       2-INFINITY, INC. AND SUBSIDIARIES

                JUNE 30, 2000 (UNAUDITED) AND DECEMBER 31, 1999

NOTE 13--COMMON STOCK TRANSACTIONS (CONTINUED) the fair market value of the stock on the date of issuance, was expensed half in 1999 and the remainder in the first quarter of 2000.

    In the first quarter of 2000, the Company completed a private placement raising $2,000,000 by offering 20,000,000 shares of the Company's common stock at $.10 per share. The offering also includes for every two shares purchased, a warrant to acquire an additional share of common stock at $.50, exercisable for a period of one year from the date of issuance.

    On March 22, 2000, the Company acquired a CLEC license, a contract that entitles the Company to resell Southwestern Bell Telephone Company products and services at a 32% discount, for $217,000 and 100,000 shares of common stock. In August 2000, the Company received approval from the Texas Public Utilities Commission to transfer the CLEC license to the Company.

    In April 2000, the Company sold to accredited investors, 100,000 shares of common stock valued at $.40 per share. Additionally, the Company issued 200,000 shares to an individual for consulting services valued at $.69 per share, representing the fair market value of the stock on the date of issuance.

    In May 2000, the Company issued 355,000 shares of common stock valued at $.23 per share for public relations services performed by a services firm. On May 2, 2000, the Company gave its 30-day notice to terminate the contract in accordance with the agreement.

    In June 2000, the Company sold to accredited investors, 890,000 shares of common stock valued at $.25 per share.

NOTE 14--SUBSEQUENT EVENTS

    On August 14, 2000, the Company signed a financing arrangement with an investment banker whereby the Company would issue 8% Series A Convertible Preferred Stock raising a minimum of $1,000,000, and up to $3,000,000. The preferred stock is convertible into common stock based on a conversion price per share equal to the lesser of $.50 or a 25% discount to the five-day average closing bid price at the time of conversion. For each $100,000 invested, the Company will issue to the preferred stockholder five-year warrants to acquire 20,000 shares of common stock with an exercise price per share equal to the closing bid price of the common stock on the date of purchase. The Company agreed to pay a 10% placement fee, five-year warrants to acquire 200,000 shares of common stock for every $1,000,000 raised in the convertible preferred stock offering. The Company has agreed to file a registration statement covering the shares of the common stock underlying the foregoing warrants and convertible preferred stock. The Company has certain rights to redeem the convertible preferred stock prior to its conversion. The Company has issued 1,900 shares of 8% Series A Preferred Stock and warrants to acquire 760,000 shares of common stock.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our articles of incorporation authorize our board of directors to do the following:

    - Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of 2-Infinity, by reason of the fact that he is or was a director, officer, employee or agent of 2-Infinity or is or was serving at the request of 2-Infinity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of 2-Infinity and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of 2-Infinity and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    - Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of 2-Infinity to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of 2-Infinity or is or was serving at the request of 2-Infinity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of 2-Infinity; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to 2-Infinity unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

    - Indemnify a director, officer, employee or agent of 2-Infinity to the extent that such person has been successful on the merits in defense of any action, suit or proceeding or in defense of any claim, issue, or matter therein, against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

    - Authorize indemnification in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper because he has met the applicable standard of conduct. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

    - Authorize payment of expenses, including attorney's fees, incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by 2-Infinity.

    - Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of 2-Infinity or who is or was serving at the request of 2-Infinity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not 2-Infinity would have the power to indemnify him against such liability.

    The foregoing indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under our articles of incorporation, or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

    Our bylaws contain similar indemnification and limitation of liability provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling 2-Infinity pursuant to the foregoing provisions, or otherwise, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the registrant. No expenses will be paid by the security holders.

SEC Registration Fee........................................  $ 1,391
Printing and Engraving Expenses.............................  $10,000
Legal Fees and Expenses.....................................  $50,000
Accounting Fees and Expenses................................  $15,000
Blue Sky Fees and Expenses..................................  $ 2,500
Transfer Agent Fees.........................................  $ 1,000
Miscellaneous...............................................  $ 2,000
                                                              -------
  Total.....................................................  $81,891
                                                              =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    Since October 1997, we have issued unregistered securities to various entities and individuals as described below. For all securities transactions discussed below, except where otherwise indicated:

    -- No underwriter or placement agent was used in connection with any of the above-referenced securities transactions, and no underwriting commissions were paid.

    --  No means of general solicitation was used in offering the securities.

    -- The securities in each transaction were sold to a limited group of accredited investors in private placement transactions, exempt from registration under Section 4(2) of the Securities Act.

    -- All purchasers of the Company's securities were sophisticated investors who qualified as accredited investors within the meaning of Rule 501(a) of Regulation D under the Securities Act.

    From March 1997 through June 1998, the Company issued an aggregate of 216,100 shares of restricted common stock at a price of $1.00 per share, resulting in gross proceeds to the Company of $216,100, to the following investors:

INVESTOR                                                       SHARES
--------                                                      --------
Abraham L. Halpern..........................................   10,000
Bruce Bullock...............................................   10,500
Bruce Grammar...............................................    1,000
Charles E. Pokorny..........................................    2,500
Chrespin W. Noches..........................................   10,000
Dan D. Lamping..............................................   10,000
Devereaux Jarratt III.......................................   25,000
Diane Greenway..............................................    5,000
Elbert Waffle...............................................    5,000
Eugene Campeau..............................................    8,500
Eugene V. Galvan............................................   23,800
Francis and Peter Klocek....................................   17,500
Gregg Fesette...............................................    1,500
Jim Clifford................................................    2,000
Lee C. Cleveland............................................   20,000
Ray E. Egli.................................................    5,000
Robert Rankin...............................................    1,500
Robert Snowden..............................................   15,000
Ronnie Boji.................................................    2,500
Thomas and Margaret Ward....................................    2,500
Tracy Kiker.................................................    1,000
William Kohler..............................................   23,800
William McKenney............................................   10,000
William and Guinevere Reed..................................    2,500

    From May 1997 through January 1999, and once in April 1999, the Company sold an aggregate of 4,675,200 Units to a total of 41 investors. Each Unit consisted of one share of restricted common stock, one warrant to acquire one share of common stock within 12 months from the date of purchase, and one warrant to acquire one share of common stock within 24 months from the date of purchase. The prices paid for the Units, as well as the exercise price of the warrants, varied depending on the market price of the Company's common stock at the time of each transaction. In the aggregate, the proceeds from this offering were $371,725. The Units were sold to the following investors:

INVESTOR                                                       SHARES
--------                                                      ---------
Abraham L. Halpern..........................................     60,000
Cathy J. Henrickson.........................................     20,000
Charles E. Pokorny..........................................     55,000
Chrespin W. Noches..........................................     20,000
Corey W. Martin.............................................     50,000
Devereaux Jarratt III.......................................     45,000
Dipak Bhatt.................................................  2,000,000
Donald O. Murray............................................    100,000
Donna W. Jones..............................................     10,000

INVESTOR                                                       SHARES
--------                                                      ---------
Elbert Waffle...............................................     20,000
Francis Klocek..............................................     77,000
Francis and Peter Klocek....................................    100,000
Hancock/Morrison............................................    750,000
Harvey Bolkema..............................................     80,000
James P. and Marjorie Hodgson...............................     20,000
James W. Schipper...........................................     10,000
Jamie Benrey................................................    160,000
Jeffrey and Sally Runner....................................    400,000
John David Clarke...........................................     10,000
John M. Pirie...............................................     20,000
Joseph Antoci...............................................     10,000
Martin Squillante, Sr.......................................     20,000
Michael and Barbara McGrey..................................     40,000
Michael and Dana Baker......................................    100,000
Michael H. and Diane S. Erdman..............................     95,200
Paul and Dana Lee...........................................     20,000
Peter Klocek................................................     15,000
Peter Klocek TTEE Dorothy D. Klocek Residuary Trust.........      8,000
Ray E. Elgi.................................................     30,000
Raymond Speeg...............................................     10,000
Robert Snowden..............................................     40,000
Ron and Pauline Barber......................................     40,000
Ron Barber..................................................     10,000
Ronald A. Feaster...........................................     30,000
Ronald Allen Smith..........................................     25,000
Ronnie Allen Smith and Pamela K. Smith......................     15,000
Rosemary Weise..............................................     10,000
Steven L. Fletcher..........................................     20,000
Thomas P. Murphy............................................     20,000
Walter J. Weldon............................................     10,000
William Kohler..............................................    100,000

    In November 1998, the Company issued an aggregate of 4,528,433 shares of restricted common stock to five entities in connection with the purchase of two leasehold interests through Optima Investments, Inc. The shares were issued to the following:

INVESTOR                                                        SHARES
--------                                                      ----------
Jorda America...............................................   1,800,000
SunShine Investments........................................     682,109
Terra Group.................................................     682,108
Vigilant Investments........................................     682,108
Pardo Investors.............................................     682,108

In June 1999, pursuant to a settlement agreement with Optima, 3,846,325 shares of common stock were returned and cancelled.

    In November 1998 the Company issued an aggregate of 400,000 shares of restricted common stock to David D. Tettleton (100,000) and Tiger Petroleum (300,000) for services rendered in connection with the Optima transaction.

    In February 1999, the Company issued an aggregate of 1,000,000 shares of restricted common stock to Cactus Petroleum, Inc., an entity controlled by John
B. Hayes, a former director of the Company. These shares were issued as consideration for services provided in connection with the leasehold interests purchased from Optima Investments, Inc. in November 1998. Mr. Hayes assisted in the identification, negotiation, and closing of the transaction with Optima.

    In March 1999, the Company issued an aggregate of 18,520 shares of common stock to MRC Legal Services Corporation (16,668 shares) and Brian Lebrecht, Esq. (1,852 shares), in exchange for legal services rendered.

    In March 1999, the Company sold $10,000 aggregate principal amount of convertible debentures to Southwest Securities. The debentures were convertible into shares of common stock of the Company at the discretion of the holder. The debentures were converted into an aggregate of 100,000 shares of common stock.

    In March and April 1999, the Company issued an aggregate of 160,000 shares of common stock to PMR & Associates, an entity providing public relations services to the Company, in exchange for services rendered.

    In March 1999, the Company sold an aggregate principal amount of $550,000 of convertible debentures to the following three individuals located outside the United States under Rule 504 of Regulation D:

INVESTOR                                         SHARES     CONVERSION PRICE RANGE
--------                                        ---------   ----------------------
Y. L. Hirsch..................................  3,062,609        $0.05-$0.10
Amram Rothman.................................  2,739,842        $0.05-$0.10
Joshua Heimlich...............................  1,883,130        $0.05-$0.10

    The debentures were convertible into shares of the Company= common stock at the discretion of the holders. All of the debentures were converted into an aggregate of 7,685,581 shares of common stock.

    In April 1999, the Company issued 1,676,429 and 1,229,643 shares of common stock to Robert Kent Honeyman and Howard Wilson, respectively, in exchange for deferred compensation due to them under verbal employment agreements with the Company.

    In June 1999, the Company issued an aggregate of 3,000,000 shares of restricted common stock at $0.38 per share to Majed M. Jalali, the sole shareholder of 2-Infinity.com, Inc., a Texas corporation, pursuant to an acquisition agreement between the Company and Mr. Jalali.

    In June through November 1999, the Company issued an aggregate of 365,000 shares of restricted common stock as follows:

INVESTOR                                               SHARES     PRICE PER SHARE
--------                                              ---------   ---------------
Jaime Benrey........................................    160,000        $0.12
Abraham Halpern.....................................     30,000        $0.30
Donald Murray.......................................    100,000        $0.30
William Kohler......................................     20,000        $0.30
Douglas Chadwick....................................     10,000        $0.10
Chesprin Noches.....................................      5,000        $0.30
Michael McGrey......................................     40,000        $0.12

The shareholders exercised warrants acquired in a previous unit offering. As a result of the exercise, the Company received $79,700.

    In June 1999, the Company issued an aggregate of 3,000,000 shares of restricted common stock at $0.32 per share to Patrick Cody Morgan, Charles H. Downey, Jr. and Candus Morgan in connection with the acquisition of Voice Design, Inc., a Texas corporation.

    In July 1999, the Company sold an aggregate principal amount of $74,000 of convertible debentures to HLKT Holdings, LLC, a Colorado limited liability company. The debentures were ultimately converted into an aggregate of 793,966 shares of common stock of the Company.

    In July 1999, the Company issued 300,000 shares of common stock to John B. Hayes in exchange for deferred compensation owed to him under a verbal employment arrangement with the Company.

    In July 1999, the Company issued an aggregate of 495,385 shares of restricted common stock to Brent Cavazos, litigation counsel to the Company, in exchange for services rendered.

    In July 1999, the Company issued an aggregate of 75,000 shares of restricted common stock to MRC Legal Services Corporation for legal services rendered.

    In August 1999, the Company sold an aggregate principal amount of $23,500 of convertible debentures to HLKT Holdings, LLC. The debentures were ultimately converted into an aggregate of 391,250 shares of common stock of the Company.

    In August 1999, the Company issued an aggregate principal amount of $750,000 of 8% convertible debentures exercisable at 75% of the fair market value of the Company's common stock on the date of conversion. In addition, the Company issued 5,000,000 warrants at an exercise price of 50% of the fair market value of the Company's stock on the date of exercise. In addition, $250,000 of the $750,000 of proceeds was held in escrow until all covenants under the subscription agreements were met, including an effective registration statement for the resale of the shares, which the Company did not fulfill. Effective January 18, 2000, the Company completed a settlement with the debenture holders, canceling all previous agreements in exchange for 1,500,000 shares of the Company's common stock and $324,750 of 8% convertible debentures exercisable at 50% of the fair market value of the Company's stock on the date of conversion. The debentures were subsequently converted into 3,392,857 shares of common stock. The Company received total proceeds of $500,000 relating to the transaction. The shares were issued to the following investors:

INVESTOR                                               SHARES     PRICE PER SHARE
--------                                              ---------   ---------------
HLKT Holdings, LLC..................................    500,000       0$.17
HLKT Holdings, LLC..................................  1,328,571       0$.081
DVH Holdings, LLC...................................    500,000       0$.17
DVH Holdings, LLC...................................  1,033,334       0$.105
M&B Trading.........................................    500,000       0$.17
M&B Trading.........................................  1,030,952       0$.105

    In August 1999, the Company issued an aggregate of 1,715,000 shares of restricted common stock in the name of Jacob International, Inc., pursuant to a public relations agreement. At the time of the transaction, no dollar value was assigned to the issuance. Of the shares issued, 428,000 were delivered, and the balance were held in escrow to be delivered when the closing bid price of the Company's common stock reaches certain milestones. In November 1999, pursuant to a cancellation of the contract with Jacob, all of the shares were returned to the Company's counsel for retirement.

    In September 1999, the Company issued an aggregate of 400,000 shares of restricted common stock to MRC Legal Services Corporation (300,000 shares) and Brian Lebrecht, Esq. (100,000 Shares) for legal services rendered.

    In September 1999, the Company issued 1,500,000 shares of restricted common stock at $0.14 per share to Mathew Hensley for $210,000. Mr. Hensley also received warrants to acquire 500,000 shares of common stock at $0.28 per share, exercisable until September 28, 2001.

    In January 2000, the Company issued 925,300 shares of common stock upon exercise of outstanding warrants as follows:

INVESTOR                                               SHARES     PRICE PER SHARE
--------                                              ---------   ---------------
Joseph Antoci.......................................     10,000        $0.10
Harvey Bolkema......................................     22,800        $0.10
Ray E. Egli.........................................     30,000        $0.10
Walter Weldon.......................................     10,000        $0.10
John David Clarke...................................     10,000        $0.10
Douglas S. Chadwick.................................     10,000        $0.10
Steve Fletcher......................................     20,000        $0.10
Ron and Pauline Barber..............................     50,000        $0.10
Steve D. Morrison...................................    125,000        $0.10
Michael Hancock.....................................    125,000        $0.10
Michael & Diana Erdman..............................     92,500        $0.10
Jeffrey A. Runner...................................    400,000        $0.10
James Hodgson.......................................     20,000        $0.10

    In January 2000, the Company issued 2,200,000 shares of common stock to former shareholders of AGM, Inc. to acquire all of the outstanding shares of AGM, Inc., a Nevada corporation, a reporting public company with no operations. In connection with this transaction, the Company also issued 1,500,000 shares of stock to MRC Legal Services Corporation, as a result of their assistance in the negotiation and completion of the transaction. The Company also issued 200,000 additional shares to MRC Legal Services Corporation for past legal services.

    In January and February 2000, the Company mutually separated from three officers and directors, its CEO, CFO and the President of Lakota Oil. As part of the separation agreements and compensation for past services, the Company issued 4,000,000 shares of common stock to Ken Honeyman, former CEO, and 2,000,000 shares of common stock to Howard Wilson, former CFO. An additional 2,000,000 shares held in escrow subject to a payment to each party for $100,000. The payments were made in March 2000 and the shares were canceled. In addition, the Company issued 3,500,000 shares of common stock to John B. Hayes, former President of Lakota Oil.

    In January 2000, the Company issued Daniel Siefer 750,000 shares of common stock at a purchase price of $0.067 per share, together with a warrant to purchase 500,000 shares of common stock at a purchase price of $0.125 per share for a period of one year.

    In January 2000, the Company issued an aggregate of 1,380,000 shares of common stock for services provided to the Company as follows:

INVESTOR                                                       SHARES
--------                                                      --------
Michael Omer................................................  475,000
Brent Cavazos...............................................  605,000
Pat Morgan..................................................  100,000
Vencent Jalali..............................................  100,000
Al Cooper...................................................  100,000

    In April 2000, the Company issued the following individuals an aggregate of 100,000 shares of common stock at a purchase price of $0.40 per share, together with warrants to purchase 50,000 shares of common stock at a purchase price of $0.80 per share for a period of one year:

INVESTOR                                                       SHARES
--------                                                      --------
Forrest E. Singletary.......................................   50,000
Billy J. Sonier.............................................   25,000
John R. Weaver..............................................   25,000

    In May 2000, the Company issued an aggregate of 555,000 shares of common stock for services provided to the Company as follows:

INVESTOR                                                       SHARES
--------                                                      --------
David Bodie.................................................  200,000
Merger Communications.......................................  355,000

    In May 2000, the Company issued 100,000 shares of common stock to Mohammed Afaneh as partial consideration for the CLEC license purchased by the Company.

    In May 2000, the Company issued 4,240,000 shares of common stock to employees, officers and directors of the Company that were cancelled in August 2000:

INVESTOR                                               SHARES     PRICE PER SHARE
--------                                              ---------   ---------------
Majed Jalali........................................  1,500,000        $1.15
Cody Morgan.........................................  1,500,000        $1.15
Jason Miller........................................    400,000        $1.15
Charlie Downey......................................    400,000        $1.15
Kelly Nispel........................................    100,000        $1.15
Ahmed Alumran.......................................    100,000        $1.15
Andrea Gonzales.....................................     50,000        $1.15
Sherri Mercer.......................................     50,000        $1.15
Candus Morgan.......................................     50,000        $1.15
Nick Escobedo.......................................     30,000        $1.15
David Marron........................................     30,000        $1.15
Mike Virata.........................................     30,000        $1.15

    In June 2000, the Company issued 900,000 shares of common stock, of which 200,000 shares are held in escrow, to the following shareholders of Maximum Return & Development, Inc., in connection with the acquisition of all of the outstanding shares of the capital stock of Maximum Return:

                                                             ISSUED    ESCROWED
PERSON                                                       SHARES     SHARES
------                                                      --------   --------
Alex Gonzalez.............................................  280,000     80,000
Grant Schanbacher.........................................  140,000     40,000
Laurie Schanbacher........................................  140,000     40,000
Kevin Dwyer...............................................   70,000     20,000
Steve Holcomb.............................................    7,000      2,000
Ron Marosko...............................................   56,000     16,000
Firas Kadhum..............................................    7,000      2,000

    In June 2000, the Company issued an aggregate of 890,000 shares of common stock at a purchase price of $0.25 per share to the following individuals:

PERSON                                                         SHARES
------                                                        --------
Ahmed Al-Jumairi............................................  400,000
Joseph Arrante..............................................   54,000
Gerald and Dorothy Fancett..................................  100,000
Mark A. Hurd................................................  210,000
James Jr. Hurd..............................................   60,000
Francis Roger McCann........................................   16,000
Jack and Jacqueline Nispel..................................   10,000
William L. Price............................................   20,000
Thomas M. Sottile...........................................   10,000
David Withington............................................   10,000

    In the first six months of 2000, the Company completed a private placement raising $2,000,000 by offering 20,000,000 shares of the Company's common stock at $0.10 per share. The offering was exempt from registration provided by section 4(2) and/or 3(b) of the 1933 Act, and Rule 506 under Regulation D. The offering also includes, for every two shares purchased, a warrant to acquire an additional share of common stock at $0.50, exercisable for a period of one year from the date of issuance. The Company paid an aggregate of $48,000 in sales commissions as follows: $8,000 to Mike Kelly and $40,000 to Rick Methaney. The shares of common stock were issued to the following investors:

ACCREDITED INVESTORS                                           SHARES
--------------------                                          ---------
Kevin McCormack.............................................  1,313,000
Mustafa Jalali..............................................  2,251,000
Michael S. Webb.............................................     35,000
Yahya AG Solara.............................................    100,000
Jennifer Longbotham.........................................     80,000
Dipak N. Bhatt..............................................  1,300,000
Milton Smith................................................    350,000
F. Thomas Siskron...........................................     65,000
Leo Paul Black..............................................     65,000
Fremont Binder..............................................    700,000
J. Michael Jaynes...........................................     50,000
Manzoor Hasan...............................................    300,000
Robert K. Gibbs.............................................  1,000,000
Patrizia Gentile............................................    250,000
Dorothy Fancett.............................................     50,000
Naila Elkassas..............................................     50,000
Hazem F. Elkassas...........................................     50,000
Danny Duzich................................................    300,000
David Drake.................................................     40,000
Mark Dodd...................................................    100,000
Sharon Boone................................................    100,000
Narmadashaker Bhatt.........................................    500,000
Ahmad B Ben-Naji............................................     20,000
Jeff Austin III.............................................    250,000
Ali Alsaad..................................................    215,000
Zubair A. Alqadi............................................    100,000

ACCREDITED INVESTORS                                           SHARES
--------------------                                          ---------
Billy Scott.................................................    150,000
Thomas Schoeve..............................................    500,000
Ken Samford.................................................    150,000
Duane Carl Radtke...........................................     75,000
Walter Putnam...............................................    300,000
Daryll Parrott..............................................     20,000
Scott Nash..................................................    250,000
Lori Nash...................................................    100,000
Mohammad Naseem.............................................     50,000
Jim McCanna.................................................    100,000
Thomas Marano...............................................     50,000
Strother Timberlands........................................    100,000
Lee Magness.................................................    150,000
Howard Loyd III.............................................    150,000
Linda M. Long...............................................    100,000
Richard Lewins..............................................     90,000
Stephen Kerns...............................................    100,000
David Jolly.................................................     50,000
John Goodman................................................     20,000
Robert Sanz.................................................    200,000
Matthew Hensley.............................................  1,000,000
Brian Brinkman..............................................    200,000
Nazar Jamsheer..............................................     55,000
Mohamed Jamsheer............................................    110,000
Laura Landry................................................    100,000
Jack Wilson.................................................     20,000
Yousef Yousri...............................................     50,000
Raymond Landry..............................................    100,000
David Michael Ballard.......................................    150,000
Ahmed Altwaijri.............................................     60,000
Diane Duzich................................................  1,300,000
Eugene Lindsey..............................................    100,000
Glen Terrell................................................     12,000
Jukka Tolonen...............................................    200,000
Jack Walker.................................................    100,000
AndreVan Walleghem..........................................     50,000
Scott Smith.................................................    250,000
Todd Smith..................................................     60,000
Salman Alhasan..............................................     20,000
Mohammed Y. Aldoseri........................................     60,000
Robert D. Patman............................................     10,000
Douglas Robertson...........................................     50,000
Steven Clark................................................     50,000
Daniel Railey...............................................     50,000
Virgil McCall...............................................     50,000
James Rountree..............................................    300,000

UNACCREDITED INVESTORS                                         SHARES
----------------------                                        ---------
Paul D. Pendergraft.........................................     50,000
Michael A. Kelly............................................     70,000
Mitchell A. Weigand.........................................    100,000
Sohail Alam.................................................    100,000
Jill N. Boullion............................................    100,000
David Michael Sanders.......................................     12,000
Dan J. Pulaski..............................................     10,000
Norma L. Mills..............................................     10,000
Paul J. Kolisch.............................................     60,000
Matthew B. Kock.............................................     50,000
Christine L. Hsing..........................................    100,000
Abe Hakim...................................................     50,000
George A. Dearing III.......................................     50,000
Richard Cash Cooper.........................................    200,000
Daren H. Collymore..........................................    170,000
Manaf Mannai................................................     40,000
Dewayne L. Weatherford......................................     50,000
Vernita J. Gonzales.........................................      1,000
Roy Shultz..................................................     15,000
Cheryl A. Mik...............................................     30,000
Jason Jobst.................................................      1,000
Christopher V. Bures........................................    885,000
Byron B. Jones..............................................    120,000
Charles K. Ward.............................................    120,000
Sharon Garrett..............................................    300,000
Virgilio T. Virata..........................................     40,000
Mark Alfred Siebert.........................................     30,000
Khalid Nabi.................................................     40,000
Jason McCall................................................    110,000
Otis Carlisle, Jr...........................................     50,000
Lynn Laha...................................................     30,000
John M. Butler..............................................     30,000
Juan Valdez.................................................    100,000
Patrick Segosebe............................................     30,000

    In June and July 2000, the Company issued an aggregate of 1,360,000 shares of common stock at a purchase price of $0.25 per share to the following individuals:

PERSON                                                         SHARES
------                                                        --------
Bichmai Nguyen..............................................  400,000
Richard Roth................................................   20,000
Clayton Rawlings............................................   40,000
Robert K. Gibbs.............................................  800,000
Russell W. Jackson..........................................  100,000

    In August and September 2000, the Company issued Cache Capital "USA" LP an aggregate of 1,900 shares of Series A Preferred Stock at a purchase price of $1,000 per share, together with warrants to purchase up to 380,000 shares of common stock, at an average exercise price of $0.31, for a period of five years. In connection with the sale of the Series A Preferred Stock to Cache Capital "USA" LP, the Company issued J.P. Carey Securities, Inc. warrants to purchase up to 380,000 shares of common stock, at an average exercise price of $0.31, for a period of five years.

ITEM 27. EXHIBITS

    The following exhibits are filed as part of this registration statement:

     EXHIBIT NO.                         IDENTIFICATION OF EXHIBIT
---------------------   ------------------------------------------------------------
        2.1*            Agreement and Plan of Reorganization dated November 6, 1996 between Lakota Energy, Inc. and Chancellor Trading Group,
                        Inc. (incorporated herein by reference to Exhibit 2.1 of the
                        Company's Registration Statement on Form SB-2 (File No.
                        333-88575) filed with the Commission on October 7, 1999 (the
                        "Company's October 1999 SB-2")).

        2.2*            Reorganization and Stock Purchase Agreement dated May 28,
                        1999 between Lakota Energy, Inc., 2-Infinity.com, Inc., a
                        Texas corporation, and Majed Jalali (incorporated herein by reference to Exhibit 2.2 of the Company's October 1999
                        SB-2).

        2.3*            Reorganization and Stock Purchase Agreement dated June 8,
                        1999 between Lakota Energy, Inc. and Voice Design, Inc. and its shareholders (incorporated herein by reference to
                        Exhibit 2.3 of the Company's October 1999 SB-2).

        2.4*            Stock Transfer Agreement dated June 14, 1999 between Lakota
                        Energy, Inc. and Lakota Oil and Gas, Inc (incorporated
                        herein by reference to Exhibit 2.4 of the Company's October
                        1999 SB-2).

        2.5*            Exchange Agreement between Lakota Technologies, Inc. and
                        certain AGM shareholders dated as of January 18, 2000
                        (incorporated herein by reference to the Company's Current
                        Report on Form 8-K filed with the Commission on January 18,
                        2000).

        2.6*            Agreement and Plan of Merger of 2-Infinity.com, Inc., a
                        Texas corporation, and AirNexus, Inc., a Texas Corporation, dated January 27, 2000 (incorporated herein by reference to
                        Exhibit 1.1 of the Company's Current Report on Form 8-K
                        filed with the Commission on February 8, 2000).

        2.7             Stock Purchase Agreement dated as of April 1, 2000 between
                        2-Infinity.com, Inc. and the Shareholders of Maximum Return
                        & Development, Inc., a Pennsylvania corporation.

        3.1*            Articles of Incorporation of Chancellor Trading Group, Inc.
                        filed July 14, 1995 (incorporated herein by reference to
                        Exhibit 3.1 of the Company's October 1999 SB-2).

        3.2*            Articles of Merger between Lakota Energy, Inc. and
                        Chancellor Trading Group, Inc. filed December 27, 1996
                        (incorporated herein by reference to Exhibit 3.2 of the Company's October 1999 SB-2).

        3.3*            Articles of Amendment to the Articles of Incorporation of
                        Lakota Energy, Inc. filed August 4, 1999 (incorporated
                        herein by reference to Exhibit 3.3 of the Company's October
                        1999 SB-2).

        3.4*            Articles of Amendment to the Articles of Incorporation of
                        Lakota Technologies, Inc. filed May 8, 2000 (incorporated
                        herein by reference to Exhibit 3.5 of the Company's
                        Quarterly Report on Form 10-QSB for the quarter ended March
                        31, 2000).

        3.5 Articles of Amendment to the Articles of Incorporation of 2-Infinity.com, Inc. filed August 17, 2000.

        3.6 Articles of Amendment to the Articles of Incorporation of 2-Infinity.com, Inc. filed August 31, 2000.

        3.7* Bylaws, as amended (incorporated herein by reference to Exhibit 3.4 of the Company's October 1999 SB-2).

        4.1             Text of Common Stock Certificate

        4.2             Text of Series A Preferred Stock Certificate

        5**             Opinion regarding legality.

     EXHIBIT NO.                         IDENTIFICATION OF EXHIBIT
---------------------   ------------------------------------------------------------
       10.1             Office Space Lease dated June 16, 1999 between W9/LWS II
                        Real Estate Limited Partnership, a Delaware limited
                        partnership, and 2-Infinity.com,, Inc., a Texas corporation, for the premises located at 4828 Loop Central Drive, Suite
                        150, Houston, Texas 77081.

       10.2             License Agreement dated July 14, 1999 between W9/LWS II Real
                        Estate Limited Partnership, a Delaware limited partnership, and 2-Infinity.com,, Inc., a Texas corporation, related to the installation of a satellite dish.

       10.3             First Amendment to Lease dated September 27, 1999 between
                        W9/LWS II Real Estate Limited Partnership, a Delaware limited partnership, and 2-Infinity.com,, Inc., a Texas corporation.

       10.4             Second Amendment to Lease dated March 29, 2000 between
                        W9/LWS II Real Estate Limited Partnership, a Delaware limited partnership, and 2-Infinity.com,, Inc., a Texas corporation.

       10.5             Lease Agreement dated July 12, 1999 between Harvard Property
                        (333 Sam Houston) L.P. and AirNexus, Inc., a Texas
                        corporation, for the premises located at 333 N. Sam Houston
                        Parkway E., Suite 820, Houston, Texas 77060.

       10.6             Sublease dated May 5, 2000 between 2-Infinity.com, Inc. and
                        LynkTel, Inc., for the premises located at 333 N. Sam
                        Houston Parkway E., Suite 820, Houston, Texas 77060.

       10.7*            Lease Agreement dated December 17, 1996 between Lakota
                        Energy, Inc. and Cigna Real Estate Fund T, Limited
                        Partnership, for the premises located at 2849 Paces Ferry
                        Road, Suite 710, Atlanta, Georgia, 30339 (incorporated
                        herein by reference to Exhibit 10.4 of the Company's October
                        1999 SB-2).

       10.8             First Amendment to Lease Agreement dated January 19, 2000
                        between The Realty Associates Fund IV, L.P., a Delaware
                        limited partnership, and Lakota Technologies, Inc., for the premises located at 2849 Paces Ferry Road, Suite 710,
                        Atlanta, Georgia, 30339.

       10.9*            Oil and Gas Lease dated October 23, 1995 for the Bernard
                        project (incorporated herein by reference to Exhibit 10.1 of the Company's October 1999 SB-2).

       10.10*           Assignment of Oil, Gas and Mineral Lease dated March 15,
                        1996 for the Bernard project (incorporated herein by reference to Exhibit 10.2 of the Company's October 1999
                        SB-2).

       10.11*           Oil Gas and Mineral Lease dated April 26, 1996 for the Glass
                        Mountain project (incorporated herein by reference to
                        Exhibit 10.3 of the Company's October 1999 SB-2).

       10.12*           Employment Agreement between 2-Infinity.com, Inc. and Majed
                        Jalali, effective June 1, 1999 (incorporated herein by
                        reference to Exhibit 10.5 of the Company's October 1999
                        SB-2).

       10.13*           Letter Agreement and Amendment to Employment Agreement dated as of March 1, 2000 between Lakota Technologies, Inc. and
                        Majed Jalali (incorporated herein by reference to Exhibit
                        10.13 of the Company's Annual Report on Form 10-KSB for the
                        year ended December 31, 1999 (the "Company's 1999 10-KSB").

       10.14*           Employment Agreement between Voice Design, Inc. and Patrick
                        Cody Morgan effective June 14, 1999 (incorporated herein by reference to Exhibit 10.7 of the Company's October 1999
                        SB-2).

       10.15*           Letter Agreement and Amendment to Employment Agreement dated as of March 1, 2000 between Lakota Technologies, Inc. and
                        Patrick Cody Morgan (incorporated herein by reference to
                        Exhibit 10.14 of the Company's 1999 10-KSB).

       10.16* Agreement and General Mutual Release dated January 6, 2000 for Ken Honeyman (incorporated herein by reference to Exhibit 10.1 of the Company's Registration Statement

     EXHIBIT NO.                         IDENTIFICATION OF EXHIBIT
---------------------   ------------------------------------------------------------
                        on Form S-8 (File No. 333-38304) filed with the Commission on June 1, 2000 (the "Company's June 2000 S-8")).

       10.17*           Addendum to Agreement and General Mutual Release and Escrow
                        Agreement for Ken Honeyman dated January 20, 2000
                        (incorporated herein by reference to Exhibit 10.2 to the
                        Company's June 2000 S-8).

       10.18* Agreement and General Mutual Release dated January 6, 2000 for Howard Wilson (incorporated herein by reference to Exhibit 10.3 to the Company's June 2000 S-8).

       10.19*           Addendum to Agreement and General Mutual Release and Escrow
                        Agreement for Howard Wilson dated January 20, 2000
                        (incorporated herein by reference to Exhibit 10.4 to the
                        Company's June 2000 S-8).

       10.20*           Escrow Agreement dated January 6, 2000 (incorporated herein by reference to Exhibit 10.5 to the Company's June 2000
                        S-8).

       10.21*           Agreement and General Mutual Release dated February 3, 2000 for John B. Hayes. (incorporated herein by reference to
                        Exhibit 10.6 to the Company's June 2000 S-8).

       10.22*           Tut Systems, Inc. Value Added Reseller Agreement dated May
                        20, 1999 (incorporated herein by reference to Exhibit 10.43 of the Company's October 1999 SB-2).

       10.23*           Voice Solutions Reseller Agreement dated as of November 23,
                        1999, between 3Com Corporation and Air Nexus, Inc.
                        (incorporated herein by reference to Exhibit 10.56 of the
                        Company's October 1999 SB-2).

       10.24* Agreement for the Purchase and Sale of Assets dated as of March 22, 2000, between 2-Infinity.com, Inc. and Afaneh,
                        Inc. (incorporated herein by reference to Exhibit 10.16 of the Company's 1999 10-KSB).

       10.25*           Warrant executed in favor of Dipak Bhatt to purchase
                        1,250,000 shares of common stock, expiring November 30, 2000
                        (incorporated herein by reference to Exhibit 10.45 of the
                        Company's October 1999 SB-2).

       10.26*           Warrant executed in favor of Dipak Bhatt to purchase 750,000 shares of common stock, expiring December 22, 2000
                        (incorporated herein by reference to Exhibit 10.47 of the
                        Company's October 1999 SB-2).

       10.27*           Warrant executed in favor of Michael A. Hancock and Steven
                        D. Morrison to purchase 500,000 shares of common stock,
                        expiring December 10, 2000 (incorporated herein by reference to Exhibit 10.49 of the Company's October 1999 SB-2).

       10.28*           Warrant executed in favor of Michael A. Hancock and Steven
                        D. Morrison to purchase 250,000 shares of common stock,
                        expiring December 17, 2000 (incorporated herein by reference to Exhibit 10.51 of the Company's October 1999 SB-2).

       10.29*           Stock Purchase Agreement dated September 28, 1999 by and
                        between the Company and Matt Hensley (incorporated herein by reference to Exhibit 10.52 of the Company's October 1999
                        SB-2).

       10.30*           Warrant dated September 28, 1999 by and between the Company and Matt Hensley (incorporated herein by reference to
                        Exhibit 10.53 of the Company's October 1999 SB-2).

       10.31            Warrant executed in favor of H.L. Bolkema to purchase 22,800 shares of common stock, expiring February 2, 2001.

       10.32            Form of one-year Warrant, exercisable at $0.50 per share of common stock, issued to investors in the Company's
                        $2,000,000 private placement during the first six months of
                        2000.

     EXHIBIT NO.                         IDENTIFICATION OF EXHIBIT
---------------------   ------------------------------------------------------------
       10.33            Warrant executed in favor of Billy Sonnier to purchase
                        12,500 shares of common stock, expiring April 24, 2001.

       10.34            Warrant executed in favor of John R. Weaver to purchase
                        12,500 shares of common stock, expiring April 24, 2001.

       10.35 Warrant exercised in favor of Forrest E. Singletary to purchase 25,000 shares of common stock, expiring April 24, 2001.

       10.36*           2000 Long-Term Incentive Plan (incorporated herein by
                        reference to Appendix A to the Company's Proxy Statement on
                        Schedule 14A filed with the Commission on July 11, 2000.

       10.37            Form of Securities Purchase Agreement entered into between
                        Cache Capital "USA" LP and 2-Infinity.com, Inc. related to the sale of the Series A Preferred Stock.

       10.38            Form of Registration Rights Agreement entered into between
                        Cache Capital "USA" LP and 2-Infinity.com, Inc. related to the sale of the Series A Preferred Stock.

       10.39            Placement Agency Agreement dated as of August 14, 2000
                        between J.P. Carey Securities, Inc. and 2-Infinity.com, Inc.
                        related to the sale of the Series A Preferred Stock.

       10.40            Escrow Agreement dated as of August 11, 2000 between The
                        Bank of New York, J.P. Carey Securities, Inc. and
                        2-Infinity.com, Inc. related to the sale of the Series A
                        Preferred Stock.

       10.41            Form of Warrant executed in favor of Cache Capital "USA" LP relating to the sale of the Series A Preferred Stock.

       10.42            Form of Warrant executed in favor of J.P. Carey Securities,
                        Inc. relating to the sale of the Series A Preferred Stock.

       10.43            Notice of Approval of Transfer of CLEC License

       16               Letter on change in certifying accountants.

       21               Subsidiaries of 2-Infinity, Inc.

       23.1             Consent of Counsel (included in Exhibit 5).

       23.2             Consent of HJ & Associates, L.L.C., CPA.

       27.1             Financial Data Schedule (June 30, 2000).

       27.2             Financial Data Schedule (December 31, 1999).

------------------------

*   Incorporated herein as indicated.

**  To be filed by amendment.

ITEM 28. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required in Section 10(a)(3) of the
                Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That for purposes of determining any liability under the Securities Act,
       (i) the information omitted from the prospectus filed as part of this registration statement, as permitted by Rule 430A of the Securities Act and to be contained in the form of prospectus to be filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be incorporated by reference into this registration statement at the time it is declared effective, and
       (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Houston, Texas, on the 13th day of October, 2000.

                                                       2-INFINITY, INC.

                                                       By:             /s/ MAJED M. JALALI
                                                            -----------------------------------------
                                                             Majed M. Jalali, Chairman of the Board,
                                                              Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ MAJED M. JALALI                     Chairman of the Board,
     -------------------------------------------       Chief Executive Officer and   October 13, 2000
                   Majed M. Jalali                              President

               /s/ PATRICK CODY MORGAN
     -------------------------------------------                Director             October 13, 2000
                 Patrick Cody Morgan

                                                        Chief Financial Officer,
                 /s/ KELLY E. NISPEL                     Treasurer and Director
     -------------------------------------------        (Principal Financial and     October 13, 2000
                   Kelly E. Nispel                         Accounting Officer)

                 /s/ SCOTT E. SMITH
     -------------------------------------------                Director             October 13, 2000
                   Scott E. Smith

                 /s/ MICHAEL L. OMER
     -------------------------------------------                Director             October 13, 2000
                   Michael L. Omer